                                                                    EXHIBIT 10.1

                       LICENSE AND DISTRIBUTION AGREEMENT

                                     among

                           CYPRESS BIOSCIENCE, INC.,

                                    Licensor

                        FRESENIUS HEMOTECHNOLOGY, INC.,

                                    Licensee

                                      and

                          FRESENIUS AKTIENGESELLSCHAFT

                              Dated March 26, 1999


          SCHEDULES
          ---------
          Budgets for 1999 Research and Development and Clinical
           Trials Costs........................................................  Schedule A

          List of Patents......................................................  Schedule B

          List of Trademarks...................................................  Schedule C

          U.S. Product Launch Schedule.........................................  Schedule D

          Licensor and Licensee Diligence Obligations..........................  Schedule E

          Prosecution of Trademark Registration................................  Schedule F

          Licensor Marketing Plan..............................................  Schedule G

          Press Release........................................................  Schedule H

                               TABLE OF CONTENTS

                                                                                       PAGE
     ARTICLE 1   DEFINITIONS.........................................................    1

     ARTICLE 2   STEERING COMMITTEE..................................................    9

2.1   Establishment of Steering Committee............................................    9
2.2   Steering Committee Functions...................................................   10
2.3   Other Submissions to the Steering Committee....................................   11

     ARTICLE 3   GRANT OF LICENSE AND DISTRIBUTION RIGHTS............................   11

3.1   Grant..........................................................................   11
3.2   Commencement of Licensed Rights................................................   12
3.3   Sublicensing and Subcontracting................................................   12
3.4   Competition; Substitute Product................................................   13

     ARTICLE 4   IMPROVEMENTS........................................................   13

4.1   Disclosure.....................................................................   13
4.2   Modifications from Improvements................................................   13
4.3   Grant under Improvements.......................................................   14

     ARTICLE 5   TRANSFER OF KNOW-HOW................................................   14

5.1   Transfer.......................................................................   14
5.2   Access.........................................................................   14
5.3   Additional Technical Assistance................................................   14
5.4   Responsibility.................................................................   15

     ARTICLE 6  OBLIGATIONS OF THE PARTIES...........................................   15

6.1   Obligations of Licensor in the U.S. Territory..................................   15
6.2   Obligations of Licensee in the U.S. Territory..................................   16
6.3   Obligations of Licensor in the Non-U.S. Territory..............................   19
6.4   Obligations of Licensee in the Non-U.S. Territory..............................   19
6.5   Conditions to Rights in Additional Non-U.S. Countries..........................   20
6.6   Trademarks; Quality Control....................................................   21
6.7   Operating Procedures...........................................................   22
6.8   Manufacture and Supply of Product..............................................   23
6.9   Warranties.....................................................................   24
6.10  Board Representation...........................................................   24

     ARTICLE 7  CLINICAL TRIALS PROGRAM...............................................  25

7.1   Development of Program.........................................................   25
7.2   Roles..........................................................................   25
7.3   Costs; Product Supply..........................................................   25

                                      i
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                               TABLE OF CONTENTS

                                  (CONTINUED)
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7.4   Final Regulatory Approvals.....................................................   26
7.5   Additional Clinical Investigation..............................................   27

     ARTICLE 8  INFORMATION AND REPORTS; CORRECTIVE ACTIONS..........................   27

8.1   Information Disclosure.........................................................   27
8.2   Adverse Events.................................................................   28
8.3   Use of Information.............................................................   29
8.4   Regulatory Reporting...........................................................   29
8.5   Certain Corrective Actions.....................................................   29

     ARTICLE 9  INTELLECTUAL PROPERTY FILINGS, PROSECUTION, REGISTRATION
                AND MAINTENANCE......................................................   30

9.1   Prosecution of Registration....................................................   30
9.2   Abandonment of Patents.........................................................   30
9.3   Assistance re Prosecution......................................................   31
9.4   Transfer to Licensor...........................................................   31
9.5   No Infringement................................................................   31
9.6   Conflicting Patents or Trademarks..............................................   31
9.7   Infringement of Patents or Trademarks..........................................   32
9.8   Description as Authorized Licensee.............................................   32
9.9   Existing Third Party Agreements................................................   32

     ARTICLE 10  PROFIT SHARING......................................................   33

10.1   Profit Sharing................................................................   33
10.2   U.S. Territory................................................................   33
10.3   Non-U.S. Territory............................................................   33
10.4   Distribution of Net Sales and Profits.........................................   33

     ARTICLE 11  LICENSE PAYMENTS....................................................   35

11.1   License Payments...............................................................   35
11.2   U.S. License Payments..........................................................   35
11.3   Conditions to Fresenius AG's Purchase of Common Stock with License Payments....   36
11.4   Conditions to Licensor's Obligation to Issue Common Stock......................   37
11.5   International License Payments.................................................   38
11.6   Tax Matters....................................................................   38
11.7   Organic Change.................................................................   38

     ARTICLE 12  BOOKS, RECORDS AND REPORTS...........................................   39

12.1   Non-Financial Records..........................................................   39
12.2   Pro-Forma Financial Records....................................................   39
12.3   Statements.....................................................................   40
12.4   Payments.......................................................................   40
12.5   [...***...] Costs..................................................................   40

     CONFIDENTIAL TREATMENT REQUESTED

                                      ii
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                               TABLE OF CONTENTS

                                  (CONTINUED)
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
     ARTICLE 13  REPRESENTATIONS AND WARRANTIES.......................................   40

13.1   By the Licensor................................................................   40
13.2   By the Fresenius Parties.......................................................   42

     ARTICLE 14  INDEMNIFICATION......................................................   42

14.1   Indemnification for Product Liability and Similar Claims.......................   42
14.2   Patent Indemnity...............................................................   44
14.3   Notice of Claim................................................................   44
14.4   Direct Claims..................................................................   45
14.5   Third Party Claims.............................................................   45
14.6   Settlement of Third Party Claims...............................................   46
14.7   Cooperation....................................................................   46
14.8   Insurance......................................................................   46
14.9   Survival.......................................................................   46

     ARTICLE 15  CONFIDENTIALITY......................................................   47

15.1   Maintenance of Confidentiality.................................................   47
15.2   Exceptions.....................................................................   47
15.3   Nondisclosure of Agreement.....................................................   48
15.4   Compliance with Confidentiality Obligations....................................   49
15.5   Injunction.....................................................................   49

     ARTICLE 16  TERM AND TERMINATION.................................................   49

16.1   Term...........................................................................   49
16.2   Grounds for Early Termination..................................................   50
16.3   Rights and Obligations Upon Termination........................................   51
16.4   Certain Rights Upon Expiration or Termination..................................   52
16.5   Survival of Certain Rights and Obligations.....................................   53
16.6   Post-Termination Supply Obligations............................................   54

     ARTICLE 17   GUARANTY............................................................   55

     ARTICLE 18   GOVERNING LAW; DISPUTE RESOLUTION...................................   56

18.1   Governing Law..................................................................   56
18.2   Arbitration....................................................................   56
18.3   Enforcement....................................................................   57

     ARTICLE 19   MISCELLANEOUS.......................................................   57

19.1   Force Majeure..................................................................   57
19.2   Notices........................................................................   58
19.3   Attorneys' Fees................................................................   60

                                      iii
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                               TABLE OF CONTENTS

                                  (CONTINUED)
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
19.4   Assignment.....................................................................   60
19.5   Entire Agreement...............................................................   60
19.6   Modification and Amendment.....................................................   61
19.7   Headings.......................................................................   61
19.8   Telecopy; Counterparts.........................................................   61
19.9   Severability...................................................................   61
19.10  Scope of Authority and Relationship............................................   61
19.11  Cost of Operations.............................................................   61
19.12  Third Parties..................................................................   62
19.13  Performance by Subsidiaries....................................................   62
19.14  Further Assurances.............................................................   62
19.15  Official Language..............................................................   62

                                           *** Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                             Under 17 C.F.R. (S)(S) 22.80(b)(4),
                                                               200.83 and 240b-2

                       LICENSE AND DISTRIBUTION AGREEMENT

     THIS AGREEMENT is entered into the 26 day of March, 1999 (the "Effective Date"), among CYPRESS BIOSCIENCE, INC., a Delaware corporation (the "Licensor"), FRESENIUS HEMOTECHNOLOGY, INC., a Delaware corporation (the "Licensee"), and FRESENIUS AKTIENGESELLSCHAFT, a corporation incorporated under the laws of the Federal Republic of Germany ("Fresenius AG").

     WHEREAS, the Licensor has developed a medical device for the treatment of certain immune disorders through extracorporeal treatment of human plasma; and

     WHEREAS, the Licensor is willing to grant to the Licensee the exclusive right to manufacture, sell and distribute such device in the Territory (as hereinafter defined) utilizing certain intellectual property owned by or licensed to the Licensor; and

     WHEREAS, in connection with the rights to utilize Licensor's intellectual property, the parties intend to enter into certain marketing and distribution arrangements for such device in the Territory pursuant to which each will undertake certain obligations relating to the marketing and distribution of such device and related disposable products; and

     WHEREAS, in recognition of their mutual cooperative efforts with respect to such marketing and distribution arrangements, the parties have agreed that Licensor, on the one hand, and Licensee and Fresenius AG on the other, will each receive a share of the profits attributable to the marketing of the device and related disposable products; and

     WHEREAS, in recognition of the efforts of Licensor with respect to the development of such device, Fresenius AG has agreed that at such times as cumulative Net Sales (as defined herein) of such device and certain related disposable products achieve specified amounts, Licensor shall be entitled to receive certain specified payments from the cash flow attributable to such Net Sales and from Fresenius AG's share of the profits attributable to such Net Sales;

     NOW THEREFORE IN CONSIDERATION of the mutual promises and covenants contained in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     In this agreement the following terms shall have the following meanings, respectively:

     "Additional Non-U.S. Countries" means Japan, Thailand, China, New Zealand, Hong Kong, South Korea, India and Canada.

     "Affected Party" has the meaning set out in Section. 19.1.

     "Affiliate" has the meaning set out in Rule 405 under the United States Securities Act of 1933, as amended.

     "Asset Purchase Option Agreement" means the Asset Purchase Option Agreement of even date herewith among Licensor, Licensee and Fresenius AG with respect to the sale and purchase of the Production Facility.

     "Assignment" shall include a merger or a transfer of more than 50% of the voting securities of a person in a single transaction or series of related transactions.

     "Cash Flow" means U.S. Cash Flow and Non-U.S. Cash Flow, each as defined below:

          "U.S. Cash Flow" means, in any period, Net Sales of the Relevant Products by the parties to this Agreement in the U.S. Territory less (but not less than $0) the following deductions (which shall be made in the following order): (1) the Cost of Goods Sold in the U.S. Territory, (2) Royalties, (3) Research and Development and Clinical Trials Costs relating to the Product in the U.S. Territory (which, for 1999, shall be the amounts set forth in the budgets annexed as Schedule A, and for all other years, not in excess of amounts budgeted for such purpose by the Steering Committee for the year that includes such period), (4) all sales and marketing costs for such period in the U.S. Territory actually incurred by the party, subject to the limitations set forth below and (5) during the third and fourth Contract Years, the deductions required by Section 7.3(a) shall be made, as applicable. For purposes of such determination, sales and marketing costs in the U.S. Territory shall not exceed [...***...] of Net Sales, determined each quarter by reference to annualized trailing quarter net sales and adjusted at the end of each year for [...***...] of actual Net Sales during the preceding year (of which, five (5) of such twenty (20) percentage points shall be allocated to Licensee and the remainder of which shall be allocated to Licensor) and, subject to the remaining provisions of this definition, any sales and marketing costs incurred by a party in excess of such party's allocated share shall be solely for the account of the party incurring such costs.

          (a) In addition to the foregoing provisions, in determining U.S. Cash
Flow:

                    (i) in each of the first two Contract Years, there shall also be deducted from Net Sales in the U.S. Territory additional sales and marketing costs actually incurred by Licensor in such years in excess of [...***...] of Net Sales, provided that (A) no such deduction in either year
                           --------
                    shall reduce Cash Flow for such year below $0, and (B) the maximum amount of such additional sales and marketing costs of Licensor to be deducted for both such years shall

----------------
* Confidential Treatment Requested
                    not exceed, in the aggregate, [...***...] and if all of Licensor's additional sales and marketing costs for such years are not deducted during the first and second Contract Years, but Licensee recovers any additional sales and marketing costs pursuant to subsection (ii) below during either of such years, then the amount of Licensor's unreimbursed sales and marketing expenses shall be carried over to the third (3rd) Contract Year and reimbursed to Licensor, provided that the maximum amount carried over to the third (3rd) Contract Year shall be the amount Licensee recovers pursuant to subsection (ii);

                    (ii) in the first two Contract Years, there shall also be deducted from Net Sales in the U.S. Territory additional sales and marketing costs actually incurred by Licensee in such year to the extent of the positive difference between [...***...] and [...***...] of Net Sales for such Contract Year, provided that no such deduction in either year shall
                          --------
                    reduce Cash Flow for such year below $0;

                    provided, however, that in the event that Net Sales in the U.S. Territory are insufficient in the first (1st) and second (2nd) Contract Years to reimburse in full the additional sales and marketing costs actually incurred by Licensor and Licensee in accordance with subsections (i) and
                    (ii), then each party shall be entitled to recover its pro rata portion of the available Net Sales in proportion to the relationship that such party's additional sales and marketing costs bears to the total additional sales and marketing costs of both parties; and

                    (iii) in the fourth quarter of calendar year 2000, there shall be deducted from Net Sales in the U.S. Territory remaining after the deductions described in clauses (1) through (5) of this definition and prior to any deduction for additional sales and marketing costs pursuant to the preceding subsections (i) and (ii), the sum of [...***...], which amount shall be allocated to Licensee as a cash payment for such year (and if Net Sales in the U.S. Territory are insufficient to provide for such [...***...] payment, Licensee shall receive the amount available for payment); provided, however, solely for purposes of the payment required by this subsection (iii), the calculation

--------------------

  * Confidential Treatment Requested
                    shall be made using the four (4) quarters of calendar year 2000.

          "Non-U.S. Cash Flow" means, in any period, Net Sales of the Relevant Products by the parties to this Agreement in the Non-U.S. Territory less (but not less than $0) the following deductions (which shall be made in the following order): (i) the Cost of Goods Sold in the Non-U.S. Territory,
     (ii) Research and Development and Clinical Trials Costs relating to the Product in the Non-U.S. Territory (which, for 1999, shall be the amounts set forth in the budgets annexed as Schedule A, and for all other years, not in excess of amounts budgeted for such purpose by the Steering Committee for the year that includes such period), and (iii) all sales and marketing costs for such period in the Non-U.S. Territory. For purposes of such determination, sales and marketing costs shall not exceed 20% of Net Sales in the Non-U.S. Territory, determined by reference to annualized trailing quarter net sales (all of which shall be allocated to Fresenius
     AG), and, subject to the remaining provisions of this definition, any sales and marketing costs incurred by Fresenius AG in the Non-U.S. Territory in excess of its allocated share shall be solely for the account of Fresenius AG. In addition to the foregoing provisions, in determining Non-U.S. Cash Flow, for each of the first two calendar years following product registration for the Product in Europe, there also shall be deducted from Net Sales in the European Union additional sales and marketing costs actually incurred by Fresenius AG in such years in excess of 20% of Net Sales in the European Union, provided that (1) no such deduction in either
                                  --------
     year shall reduce Non-U.S. Cash Flow for such year below $0, and (2) the maximum amount of such additional sales and marketing costs to be deducted for both such years shall not exceed, in the aggregate, [...***...].

     For the avoidance of doubt, Cash Flow for any year shall be determined separately with respect to sales of the Relevant Products in the U.S. Territory and in the Non-U.S. Territory.

     "Claim" has the meaning set out in Section 14.3.

     "Clinical Trials Program" means the series of clinical trials to be conducted involving the administration to humans of therapy for RA utilizing the Product, comprising the Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials, Phase IV Clinical Trials and post-marketing trials.

     "Confidential Information" means each party's confidential information, inventions, know-how, technical data and trade secrets and includes, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form, and whether in existence on the date hereof or developed or acquired in the future. Confidential Information shall not include information which the either party can demonstrate by competent written proof: (a) is

----------------------------
   *  Confidential Treatment Requested
now, or hereafter becomes, through no act or failure to act by the other party, generally known or available; (b) is known by the other party at the time of receiving such information, as evidenced by its records; or (c) is the subject of written permission to disclose provided by the other party.

     "Contract Year" means (i) for the first contract year, the period beginning on the Effective Date and ending twelve (12) months after the first day of the first calendar quarter commencing after the Effective Date (the "Anniversary Date") and (ii) for each subsequent contract year, the twelve (12) month period beginning on each subsequent Anniversary Date.

     "Control" means the possession, direct or indirect, of the power to direct or cause direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     "Cost of Goods Sold" means the sum of the following amounts: (a) direct material costs for the production of the Product only; (b) full manufacturing costs for the production of the Product only, provided that if the manufacturing facility or facilities used to produce the Product are used in the production of more than one product, then Fresenius AG shall allocate the manufacturing costs in a fair manner and make available sufficient information for Licensor to assess the fairness of the allocation of the manufacturing costs (if Licensor disagrees with such allocation, it shall be submitted to the Steering Committee and the disagreement shall be resolved in accordance with the dispute resolution procedure set forth in Section 2.3); (c) idle production costs which shall be based upon the parties' good faith agreed-upon assessment of 80% of the full production capacity of the manufacturing facility or facilities dedicated to the production of the Product; (d) the cost of any goods purchased for resale as part of Products based upon the actual invoice price from Third Parties without any mark-up; and (e) for any year in which Fresenius AG does not receive Profits, imputed interest on any inventory or other assets of the Production Facility based upon the carrying value of those assets as determined under U.S. generally accepted accounting principles, with such imputed interest based upon the risk-free rate of a long-term corporate debt instrument (excluding any imputed interest imbedded in subsections (a) through (d)). Without limiting the foregoing, "Cost of Goods Sold" shall not include charges for transfer to any Affiliates of the manufacturing party or any sublicensees, nor shall "Cost of Goods Sold" include any allocations of corporate, administrative, or any other overhead that is not devoted to manufacturing activities. The party manufacturing the Product shall operate the Production Facility in a manner intended to minimize the Cost of Goods Sold on a per unit basis and to achieve economies of scale and declining Cost of Goods Sold as the number of units of Product increases. Further, the parties agree that, except as described in Sections 6.8(a) and 16.6, the manufacturing party shall not make a profit on the manufacturing activity and that any questions about the calculation of Cost of Goods Sold shall be resolved in a manner that eliminates such profit.

     "D&N Associates, Inc. Agreement" means that certain License Agreement dated April 9, 1996 between Licensor and D&N Associates, Inc., the successor by merger to DTER-ENT, Incorporated.

     "Direct Claim" has the meaning set out in Section 14.3.

     "Disposables" means bloodlines, tubings, solutions (in either concentrate or ready to use form), blood bags, fistula needles, catheters, and other disposable products used in connection with the administration of therapy utilizing the Product.

     "FDA" means the United States Food and Drug Administration.

     "Final Regulatory Approval" means, with respect to the United States or a jurisdiction within the Territory, receipt of all authorizations by the FDA or the appropriate Territorial Regulator or Regulators, as the case may be, necessary for commercial sale of the Product within such jurisdiction, including, without limitation, approval of manufacturing, labeling, price (if required) and treatment parameters.

     "FMC AG" means Fresenius Medical Care Aktiengesellschaft, a German corporation.

     "Fresenius Parties" means Fresenius AG and Licensee.

     "Force Majeure" has the meaning set out in section 19.1.

     "GMP" means, (i) with respect to the United States, the code of manufacturing practices known from time to time as Current Good Manufacturing Practices published by the FDA, and (ii) with respect to any jurisdiction within the Non-U.S. Territory, any comparable manufacturing code, rule, regulations or practices published by the Territorial Regulator for such jurisdiction.

     "Improvements" means all improvements, enhancements, extensions, developments and modifications of the Product which, after the date hereof and prior to the termination of this Agreement, the Licensor, the Licensee, Fresenius AG, an Affiliate of Licensee or Fresenius AG, or any sublicensee of any Fresenius Parties, as the case may be, may conceive, develop or acquire or otherwise obtain the right to permit licenses or sublicenses and any and all improvements, enhancements or modifications to the Patents or Know-How that are necessary for the manufacture of the Product, in the form approved by the FDA.

     "Indemnified Party" has the meaning set out in Section 14.3.

     "Indemnifying Party" has the meaning set out in Section 14.3.

     "Infringer" has the meaning set out in Section 9.7.

     "Intellectual Property Claim" has the meaning set out in Section 14.2.

     "ITP" means idiopathic thrombocytopenic purpura.

     "Know-How" means all technical information, manufacturing technology procedures, processes, trade secrets, methods, practices, techniques, proprietary and other information and specifications necessary or useful for the design, production, manufacture, inspection and testing of the Product, which are at the date hereof in the Licensor's possession or that are subsequently developed or acquired by Licensor or Licensee.

     "Losses" has the meaning set out in Section 14.1

     "Net Sales" means in respect of any particular period the sum of the gross invoice sale price of the Product or each Relevant Product sold by or on behalf of a party to this Agreement in the Territory or where applicable by or on behalf of their respective sublicensees, less normal and customary returns only of defective Relevant Products and Relevant Products shipped in error (provided such erroneously shipped Relevant Products are returned promptly) and normal and customary trade, quantity or other cash discounts actually granted by the seller or where applicable its sublicensees with respect to the Product or the Relevant Product, less the net amount of all applicable sales and value added taxes with respect to the Product or the Relevant Product which are included in the invoice price to the customer and actually paid by the seller. In no event shall Products be sold "bundled" with Disposables or any other product(s) to the extent that any such "bundling" would compromise reimbursement or would be prohibited by applicable law. Where Products are sold "bundled" (consistent with the preceding sentence), the Steering Committee shall determine the allocation of the invoice sale price between the Product and the other components of such "bundled" product. In the event that Products are sold in kits with Disposables or other products, Products shall be invoiced separately from such Disposables and other products, and the invoice sale price of such Product shall be the same invoice sale price then in effect for Products not sold in kits. Net sales shall be determined separately for the U.S. Territory and the Non-U.S. Territory.

     "Non-Affected Party" has the meaning set out in section 19.1.

     "Non-U.S. Territory" means Europe (including the countries of the former Soviet Union), South America, Central America, including Mexico and the islands and countries of the Caribbean (other than those included in the U.S. Territory), and, subject to the provisions of Section 6.5, the Additional Non-U.S. Countries.

     "Patents" means those patents and patent applications set out on Schedule B and any patents issued based on such patent applications.

     "Patent Interest" has the meaning set out in Section 9.2.

     "Phase I Clinical Trials" means initial studies of the administration of therapy utilizing the Product in humans, using a limited number of healthy volunteer subjects for the purpose of obtaining pharmacology data, safety and other information concerning the Product.

     "Phase II Clinical Trials" means controlled clinical studies of the administration of therapy utilizing the Product for treatment of RA to evaluate the effectiveness of the Product in patients meeting the criteria for such indication, to approximate its therapeutic range, to determine appropriate treatment regimes and parameters and to evaluate safety and common short-term side effects.

     "Phase III Clinical Trials" means expanded trials, performed after preliminary evidence suggesting effectiveness of the Product for treatment of RA has been obtained, involving the administration of therapy utilizing the Product to the human target patient population in sufficient numbers to generate data to support Final Regulatory Approval of the Product for use in such indication for the purpose of determining safety, optimal treatment regimens and parameters, efficacy and to evaluate the overall risk - benefit relationship in the use of the Product. An additional aim of such trials may be to accumulate data on the pharmacoeconomics of the therapy utilizing the Product for this indication if such data are required for eligibility of therapy utilizing the Product for reimbursement by insurers or other health care payors in the Non-U.S. Territory.

     "Phase IV Clinical Trials" means trials conducted after the Product is marketed for treatment of RA to provide additional details about the Product's efficacy or safety profile. Such trials may be mandatory at the direction of regulatory authorities, or they may be voluntary to collect additional patient information.

     "Product" means the Prosorba(R) column, a therapeutic, extracorporeal immunoadsorption device as described in the PMA approved by the FDA, and as modified or redesigned by agreement of the parties in accordance with this Agreement, as described in an amended PMA approved by the FDA.

     "Production Facility" means the Facility, as such term is defined in the Asset Purchase Option Agreement.

     "Profit" means, in any period, Cash Flow attributable to Net Sales of the Relevant Products by the parties to this Agreement less the amount of any straight cash license payments made during such period with respect to such period or preceding periods (including, for avoidance of doubt, any such straight cash license payments which were earned during a prior period, the payment of which was deferred and carried forward to subsequent periods due to the absence of sufficient Cash Flow in the period in which such straight cash license payments were earned). Profits shall be determined from Cash Flow as defined herein (including, with respect to the years described in paragraphs (a) and (b) of the definition of Cash Flow, the deductions for the amounts described in such paragraphs for such years). Profits for any year shall be determined separately with respect to U.S. Cash Flow and Non-U.S. Cash Flow.

     "RA" means rheumatoid arthritis.

     "Regulatory Clearance" means, with respect to any phase of the Clinical Trials Program, the issuance by a Territorial Regulator of authorization to commence or proceed to the next phase of the Clinical Trials Program or, if no such authorization is legally required, the passage of any required or customary waiting period following submission of the results of such phase and any other required data without imposition by a Territorial Regulator of a clinical hold or other similar action suspending or terminating the Clinical Trials Program in the jurisdiction in question.

     "Relevant Product" means (i) for purposes of determining U.S. Cash Flow and Net Sales and Profits from Net Sales in the U.S. Territory, the Product and Disposables, and (ii) for purposes of determining Non-U.S. Cash Flow and Net Sales and Profits from Net Sales in the Non-U.S. Territory, the Product.

     "Research and Development and Clinical Trials Costs" means the costs incurred by one or more parties in connection with the conduct of the Clinical Trials Program, costs associated with Improvements that are or are intended to be incorporated into the Product, and costs associated with scientific investigations of Product characteristics required to support either regulatory approval or marketing efforts.

     "Royalties" means all royalties accrued and payable under the Strahilevitz Agreement and/or the D&N Associates, Inc. Agreement during the applicable period.

     "Securities Purchase Agreement" means the Securities Purchase Agreement of even date herewith between Licensor and Fresenius AG.

     "Steering Committee" means the committee to be established by the parties pursuant to the Article 2 of this Agreement and to be named the "Steering Committee".

     "Strahilevitz Agreement" means that certain Patent License, Settlement Agreement and Release dated June 1, 1997 between Licensor and Dr. Meir Strahilevitz.

     "Substitute Product" means an extracorporeal product that may be used as a replacement of, or in substitution for, therapy utilizing the Product and related Disposables in the treatment of RA or ITP that is developed or acquired by a party to this Agreement or its Affiliates or through the joint development efforts of the parties under this Agreement.

     "Territory" means the U.S. Territory and the Non-U.S. Territory.

     "Territorial Regulator" means, with respect to any jurisdiction within the Territory, the agency or organization performing functions and having authority comparable to the functions and authority of the FDA with respect to the authorization of the testing and marketing of medical devices or biological products.

     "Third Party" means any individual, firm or corporation other than the Licensor, Fresenius AG or their respective Affiliates.

     "Third Party Claim" has the meaning set out in Section 14.3.

     "Trademarks" means those trademarks set out on Schedule C.

     "U.S. Territory" means the United States of America and its territories and possessions.

                                   ARTICLE 2

                               STEERING COMMITTEE

     2.1 Establishment of Steering Committee. Promptly following the execution and delivery of this Agreement, the parties shall establish a committee (the "Steering Committee") which shall perform the functions provided in this Article 2 or as otherwise set forth elsewhere in the Transaction Documents. The Steering Committee shall consist of four (4) persons, two (2) of whom shall be designated by Licensor and two (2) of whom shall be designated by Fresenius AG and Licensee, acting collectively. Each Steering Committee member shall be a senior officer or employee of the party appointing such member. The expenses incurred by a member of the Steering Committee shall be borne by the party designating such member in accordance with such arrangements as may be established between such member and such party. The Steering Committee shall meet at such times as shall be determined from time to time by Licensor and Fresenius AG, but in any event, not less than twice in each calendar year. A request for the convening of a meeting of the Steering Committee shall be in writing, shall set forth the proposed date and place of such meeting, and shall be delivered not less than thirty days prior to the date proposed for the meeting, unless a shorter period is agreed to by the Steering Committee members. Members of the Steering Committee may participate in meetings of the Steering Committee in person or by conference telephone call. A quorum for the conduct of business by the Steering Committee shall consist of one member designated by Licensor and one member designated by Fresenius AG and Licensee. All actions and decisions by the Steering Committee shall require either the unanimous approval of the members in attendance (in person or by conference telephone) at a meeting at which a quorum is present, which shall be set forth in minutes of the proceedings of the Steering Committee subscribed by the members, or the unanimous written consent of all of its members setting forth the actions or decisions taken.

     2.2 Steering Committee Functions. The Steering Committee shall be empowered to determine the sale price of the Product in the U.S. Territory. Licensee and Fresenius AG agree that the sale price for the Product in the Non-U.S. Territory will not vary from the unbundled price of the Product in the U.S. Territory determined by the Steering Committee by more than [...***...] (determined without reference to exchange rates in effect from time to time). The Steering Committee shall also be empowered to fix budgets for Research and Development and Clinical Trial Costs of the parties, and to determine the priority, as between the parties, of reimbursement of Research and Development and Clinical Trials Costs. Notwithstanding the foregoing, the Steering Committee shall in any event be obligated to approve budgets for, and reimbursement of, all Research and Development and Clinical Trials Costs of a party to the extent that any of such costs are incurred in connection with any portion of the Clinical Trials Program that is required by the FDA or a Territorial Regulator. If the Steering Committee is unable to decide or resolve an issue unanimously, the issue shall be referred to the Chief

--------------------

* Confidential Treatment Requested

Executive Officer of Licensor and the President of the I+H Division of Fresenius AG. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within thirty (30) days of commencing such negotiations, Licensor and Fresenius AG shall mutually agree on an independent Third Party possessing expertise regarding the subject matter of such issue and the issue shall be resolved by such independent Third Party within the time limit mutually agreed by the parties. In the event that the parties are unable to identify a mutually agreeable independent Third Party, then each party shall select an independent Third Party possessing expertise regarding the subject matter of such issue, and such Third Parties shall together select a third independent Third Party possessing expertise regarding the subject matter of such issue, and such Third Party shall resolve the issue within the time limit mutually agreed by the parties. Any dispute that cannot be resolved after compliance with the foregoing procedures shall be resolved as provided in Section 18.2; provided, however, that the arbitrator or arbitrators referred to in Section 18.2 shall not be empowered to authorize or require Research and Development and Clinical Trial Costs in any Contract Year in excess of [...***...] of Net Sales (other than the costs of any clinical trials mandated by a Territorial Regulator.) Notwithstanding the foregoing or any other provision of this Agreement, the Steering Committee shall have no discretion to consider, approve or require any change to the Product that would require a new approval of the applicable Territorial Regulator. For the avoidance of doubt, Licensor shall have the sole and absolute discretion to decide whether to permit any change or Improvement that may require any new approval of a Territorial Regulator in order for such modified Product or the Product produced by such modified process, as the case may be, to be marketed and may condition its approval on obtaining a license or other access to such change or Improvement upon any termination of this Agreement.

     2.3 Other Submissions to the Steering Committee. The Steering Committee shall have only those powers and functions which are (a) expressly stated in this Agreement or (b) submitted to the Steering Committee with the unanimous consent of the parties to this Agreement.

                                   ARTICLE 3

                    GRANT OF LICENSE AND DISTRIBUTION RIGHTS

     3.1  Grant.

          (a) Subject to the terms and conditions of this Agreement, the Licensor grants to the Licensee the exclusive license:

              (i)  under the Patents, to:

--------------------

* Confidential Treatment Requested

                    (a) manufacture and, subject to the conditions provided in
Section 3.3, have manufactured the Product for commercial use and sale and for the Clinical Trials Program hereunder at the Production Facility and at other production facilities of Fresenius AG in the Territory; and

                    (b) use, distribute and sell the Product throughout the Territory, for (I) use in humans for the treatment of RA and ITP and (II) all other clinical applications approved by the FDA or the applicable Territorial Regulator(s), provided that the Product is sold under the applicable Trademark(s);

              (ii) under the Trademarks, to use the Trademarks in conjunction with the manufacture, distribution and sale of the Product throughout the Territory; and

              (iii) under the Know-How, to:

                    (a) manufacture and, subject to the conditions provided in
Section 3.3, have manufactured the Product for commercial use and sale and for the Clinical Trials Program hereunder at the Production Facility and other production facilities of Fresenius AG in the Territory; and

                    (b) use, distribute and sell the Product throughout the Territory, for (I) use in humans for the treatment of RA and ITP and (II) all other clinical applications approved by the FDA or the applicable Territorial Regulator(s).

         (b) Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee an exclusive license under Licensor's non-exclusive licenses under the Strahilevitz Agreement and the D&N Associates, Inc. Agreement, to:

              (1) Manufacture and, subject to the conditions provided in Section 3.3, have manufactured the Product for commercial use and sale and for the Clinical Trials Program hereunder at the Production Facility and other production facilities of Fresenius AG in the Territory; and

              (2) Use, distribute and sell the Product throughout the Territory, for (I) use in humans for the treatment of RA and ITP and (II) all other clinical applications approved by the FDA or the applicable Territorial Regulator(s).

         (c) Subject to Licensee's compliance with its obligations under this Agreement (including, without limitation, Article 6 hereof), Licensor will not grant to any person any rights under the Patents or the Know-How to manufacture or have manufactured the Product for any purpose. Subject to the provisions of
Article 6, Licensor may appoint distributors of the Product in jurisdictions outside the Territory.

      3.2 Commencement of Licensed Rights. The exclusive license under the Patents, Trademarks and Know-How to use, distribute and sell the Product in the Territory shall commence contemporaneously with the execution and delivery of this Agreement. The exclusive license under the Patents and the Know-How to manufacture and have manufactured the Product shall commence on the Effective Date, provided that if the Effective Date is earlier than the closing of the acquisition of the Production Facility by Licensee pursuant to the Asset Purchase Option Agreement, Licensor shall continue to manufacture the Product and Licensee and Fresenius AG shall act as exclusive distributors of the Product in the Territory and such manufacturing license shall only become effective upon the closing of such acquisition. The purchase price for the Product pursuant to such distribution arrangements shall be Cost of Goods Sold.

     3.3 Sublicensing and Subcontracting. Licensee shall have the unrestricted right to appoint one or more sublicensees or subcontractors to manufacture, use, distribute and sell the Product in the Territory or one or more subcontractor use, to distribute and sell the Product in the Territory; provided, however, that any such sublicense or subcontract will maintain Fresenius AG and Licensee as the primary strategic partners of Licensor with respect to the development, marketing and sale of the Product, and will be intended to maximize Profits under this Agreement. Any such sublicensing or subcontracting by Licensee to Fresenius AG or an Affiliate of Fresenius AG shall be conclusively presumed to have the foregoing intentions. Any such sublicense or subcontract shall include terms imposing on the sublicensee or subcontractor all of the applicable obligations of Licensee hereunder, shall not be inconsistent with the maintenance of Fresenius AG and Licensee as the primary strategic partners of Licensor as aforesaid, and shall reserve to the Licensee all of the correlative rights of the Licensor. Notwithstanding any such sublicensing or subcontracting, Licensee and Fresenius AG shall remain responsible to Licensor for the timely performance of all obligations of the sublicensee under the sublicense or the subcontractor under the subcontract. Licensee shall promptly provide Licensor with a copy of each sublicense agreement entered into by Licensee hereunder (and in any event within ten (10) business days after the execution thereof).

     3.4 Competition; Substitute Product. Nothing in this Agreement shall obligate Licensor, Licensee or Fresenius AG to refrain from developing, marketing or distributing any products that would compete with treatments utilizing the Product or the related Disposables. If, however, a Substitute Product for the treatment of RA or ITP is developed or acquired by a party or its Affiliates or through the joint development efforts of the parties under this Agreement, the parties shall negotiate in good faith with a view to including such Substitute Product within the parties' collaboration on comparable economic terms, modified to reflect the relative investment and contribution of the parties to such product to date and the required ongoing contributions.

                                   ARTICLE 4

                                  IMPROVEMENTS

     4.1 Disclosure. Each party agrees to promptly disclose to the other material technical data and information relating to material developments with respect to or Improvements of the Patents, the Know-How or the Product (whether or not patentable) that it may develop or acquire during the term of this Agreement, to the extent that such disclosure is not restricted or prohibited by law, by any contract with or undertaking given to or any condition, restriction or restraint imposed by Third Parties, or by considerations relating to the validity of any patent in respect of which application is about to be made; provided, however, that in its dealings with a Third Party, the Licensor, the Licensee, or Fresenius AG, as the case may be, shall use its reasonable commercial efforts not to enter into an agreement restricting it from disclosing the Improvement or development to the other parties hereto. Notwithstanding the foregoing, neither party shall be required to disclose to the other party any change or Improvement unless such change or Improvement may require any new approval of a Territorial Regulator in order for such modified Product or the Product produced by such modified process, as the case may be, to be marketed. All patents arising from such developments or Improvements shall be owned by the party making the invention claimed therein or, if such invention is made jointly, shall be owned jointly (each as consistent with U.S. laws of inventorship).

     4.2 Modifications from Improvements. Any proposed design changes or modifications to the Product incorporating any Improvements into the Product may be implemented by the Licensee or Fresenius AG, unless such proposed design changes or modifications may require any new approval of a Territorial Regulator in order for the Product to be marketed as modified, in which case the prior written consent of Licensor shall be required, which may be withheld in Licensor's sole and absolute discretion. Licensor may condition its approval of the use of any such Improvement in the Product or the manufacture of the Product on obtaining a license or other access to such Improvement upon termination of this Agreement. Notwithstanding the foregoing, if a regulatory authority demands a design change or modification to the Product, and if the Licensor, Licensee, or Fresenius AG, as the case may be, is unable to convince the regulatory authority to rescind or modify its demands, then the final determination of the regulator authority shall be complied with by the Licensor, the Licensee and Fresenius AG.

     4.3 Grant under Improvements. Subject to the terms and conditions in this Agreement, the grant in Section 3.1 by the Licensor to the Licensee includes the exclusive license to manufacture (and, subject to the conditions set forth in Section 3.3, have manufactured), use, distribute and sell the Product in the Territory utilizing all Improvements and developments disclosed by the Licensor to the Licensee under Section 4.1, together with an ancillary grant of the right to use any associated trademarks and any associated know-how, provided that the Licensor shall not be obligated to grant such license if the grant or operation of such license would require the Licensor to make more than de minimis payments to any Third Parties, unless the parties shall agree that any such payments to Third Parties shall be taken into account in determining Cash Flow and Profits hereunder.

                                   ARTICLE 5

                              TRANSFER OF KNOW-HOW

     5.1 Transfer. Promptly after the execution of this Agreement, upon Licensee's request, Licensor shall make available to Licensee and Fresenius AG all Know-How, including plant designs, specifications, plans, drawings, raw materials and their sources, process formulation, and all relevant data and documents necessary or useful for the manufacture, sale or use of Product. Without limiting the obligations of Licensee or Fresenius AG under Article 15, Licensee shall, and shall cause its employees to prevent unauthorized access to, copying, use, publication, disclosure or other dissemination of the Know-How.

     5.2 Access. In addition to any rights of access to the Production Facility provided by the Asset Purchase Option Agreement, Licensee and Fresenius AG shall be entitled to send to the Production Facility their respective qualified technical personnel (other than personnel scheduled to become employees of Licensee upon the closing under the Asset Purchase Option Agreement), each of whom shall agree to be bound by strictures of confidentiality at least as stringent as those set forth in Article 15, for technical training with respect to implementation of the Patents and Know-How. Licensor shall make available its then-existing qualified technical employees to train such personnel so sent to Licensor's premises.

     5.3 Additional Technical Assistance. From time to time, after the closing under the Asset Purchase Option Agreement, Licensee or Fresenius AG may request Licensor to furnish technical assistance beyond that set forth in Sections 5.1 and 5.2 hereof, through making available to Licensee and Fresenius AG, at the Production Facility, at Licensee's expense, such number of Licensor's technical personnel as they may reasonably request for the implementation, modification or enhancement of the Patents and Know-How, to the extent that the former technical personnel of Licensor who become employees of Licensee are unable to complete such matters without such assistance, and Licensor shall make reasonable efforts to accommodate such request. The terms and conditions of any such additional technical assistance, including, without limitation, the compensation to be paid by Licensee and Fresenius AG therefor, shall be determined by good faith negotiations between the parties and set forth in a separate written agreement between Licensor and Licensee.

     5.4 Responsibility. In connection with all visits to the Production Facility authorized by Sections 5.2 and 5.3, Licensee and Fresenius AG shall be solely responsible for all salaries, travel and related expenses of its visiting personnel; and any injury or damage sustained by them whether or not in connection with such visit; and any damage or injury which may be caused by them to the facility or its employees by reason of their negligence. Each party's employees shall, while so visiting the other's facilities, remain employees, and subject to the supervision and control, of their employer, and shall not be or be deemed to become employees of the host party.

                                   ARTICLE 6

                           OBLIGATIONS OF THE PARTIES

     6.1 Obligations of Licensor in the U.S. Territory. In connection with the manufacture, sale and distribution of the Product and related Disposables in the U.S. Territory, Licensor shall:

         (a) during any period until acquisition of the Production Facility by Licensee pursuant to the Asset Purchase Option Agreement, manufacture the Product in conformity with Licensor's specifications and in compliance with applicable regulatory requirements, including the maintenance of standards of facility, materials, quality control, production and safety testing in compliance with GMP and other regulatory requirements, in quantities sufficient to meet the needs of post-product approval clinical trials in the U.S. Territory, the Clinical Trials Program for the Non-U.S. Territory and commercial demand and provide to the Licensee sufficient quantities of Product to meet clinical trial requirements hereunder at a cost equal to the Cost of Goods Sold. To the extent Licensor remains the manufacturer of the Product, it shall supply the Product to Licensee in accordance with the procedures outlined in Section 6.8(b) and (c) and subject to the warranties set forth in Section 6.9;

         (b) procure and maintain (with the joint effort and cooperation of Licensee as the owner of the Production Facility subsequent to the closing under the Asset Purchase Option Agreement) appropriate regulatory approvals in the U.S. Territory (including Regulatory Clearances, pre-market approval from the FDA and other required Final Regulatory Approvals); provided, however, that Licensor shall not be required to procure or maintain such approvals to the extent that the expenses thereof are not included in an approved budget for Research and Development and Clinical Trials Costs;

         (c) procure and maintain all other approvals, licenses, permissions and permits necessary for the performance of its obligations under this Agreement and conduct its business in a manner so as not to bring discredit upon the reputation of the Product, the Trademarks, the Licensee or Fresenius AG;

         (d) design, implement, advance expenses for and conduct post-product approval U.S. clinical trials (the cost of which shall be included in, and which shall be conducted in accordance with, budgets for Research and Development and Clinical Trials Costs prepared by the Steering Committee), including but not limited to trials combining therapy utilizing the Product and drug treatment, and which shall be planned and conducted in accordance with clinical trial protocols that have been reviewed and approved by the Steering Committee, provided that the Steering Committee may not require Licensor to advance the cost of any clinical trials that are not required by the FDA;

         (e) use its best commercial efforts to co-market the Product in the U.S. Territory. Licensor's marketing activities shall include, but not be limited to, compliance with the obligations set forth in Schedule E hereto, maintaining an appropriate number (in Licensor's good faith judgment) of marketing employees having appropriate experience, training and knowledge of the Product and the Disposables, maintaining an adequate supply of Product literature and other promotional materials, advertising and promoting the Product (to the extent consistent with Licensor's marketing plan described below), arranging for attendance by representatives of Licensor at professional meetings, conventions, congresses, symposia and exhibitions at which the Product may be displayed and treatment utilizing the Product promoted and at which research results and other information relating to the Product intended for distribution to professionals may be disseminated, and (subject to applicable laws relating to referrals, payments to induce referrals and similar matters), promoting qualified service providers that are Affiliates of Fresenius AG as preferred providers of treatment utilizing the Product. Licensor shall focus its marketing efforts on rheumatologists, shall provide all relevant information with respect to prospective customers and sales of the Product and related Disposables to Licensee and in appropriate cases, shall recommend use of Fresenius AG equipment and related Disposables. Prior to the date of this Agreement, Licensor has provided Licensee and Fresenius AG with a current marketing plan with regard to the Product, a copy of which is attached to this Agreement as Schedule G and made a part hereof. Such plan shall be subject to revision by Licensor in its sole discretion to address developments subsequent to the execution of this Agreement; and

         (f) organize and lead activities aimed at obtaining coverage of treatment utilizing the Product by public and private third party insurers and providing reasonable support and assistance to efforts of Licensee's customers and their patients to obtain coverage for treatment utilizing the Product.

     6.2 Obligations of Licensee in the U.S. Territory. In connection with the manufacture and sale of the Product and related Disposables in the U.S. Territory, Licensee shall, and Fresenius AG shall cause Licensee to:

     (a) upon acquisition of the Production Facility by Licensee pursuant to the Asset Purchase Option Agreement and thereafter, manufacture the Product in conformity with Licensor's specifications or in conformity with any changes to the Product specifications, including any Improvements approved by Licensor during the term of this Agreement in accordance with this Agreement, and in compliance with applicable regulatory requirements, including the maintenance of standards of facility, materials, quality control, production and safety testing in compliance with GMP and other regulatory requirements in sufficient quantities, and maintain sufficient inventories of related Disposables, to meet clinical trials requirements at a cost to Licensor equal to the Cost of Goods Sold (including the additional clinical trials to be conducted by Licensor pursuant to Section 6.1(c) and the Clinical Trials Program described in Article
7) and, subject to Section 6.8, commercial demands in the Territory or outside the Territory as they shall develop;

         (b) continue product development work with respect to the Product with a view to developing Improvements that simplify the Product and treatment procedure and decrease its manufacturing and treatment procedure costs, provided that Licensee and Fresenius AG shall not be required to develop or implement any Improvement which requires the filing of an amended application for pre-market approval for the Product or which is not included in an approved budget for Research and Development and Clinical Trials Costs and provided that any such Improvement shall be approved by Licensor in accordance with this Agreement;

         (c) to the extent permitted by applicable law, lead activities to support and train customers in the use of the Product (regardless of whether such customers use equipment manufactured or supplied by Licensee or Fresenius
AG), including the services of nurses and technicians or other qualified personnel and the establishment of training programs having appropriate numbers of qualified professional staff at a suitable number of treatment sites trained to correctly use the Product in accordance with timetable for commercial launch of the Product annexed hereto as Schedule D;

         (d) take the lead (with appropriate assistance from Licensor) in optimizing use of the Product in conjunction with Fresenius Parties' apheresis equipment, including, but not limited to, improving set-up procedures, priming, investigating flow rates, software development and automated agitation;

         (e) develop custom Disposables kits to simplify treatment with the Product on the current generation of the Fresenius Parties' apheresis equipment and the TA Instrument referred to in subparagraph (k) of this Section;

         (f) develop, test and obtain regulatory approvals for the items listed in subsections (d) and (e) above, as they relate to the Fresenius Parties' equipment and Disposables, as required in the U.S. Territory;

         (g) take the lead efforts in making therapy utilizing the Product available in renal dialysis centers (regardless of whether such centers are owned or operated by, or affiliated with, Licensee or Fresenius AG, except as otherwise set forth below), including, without limitation, cooperating with Licensor in its efforts to obtain appropriate coverage from public and private third party payors for treatment utilizing the Product, it being understood that, among other matters to be taken into account in connection with such efforts: (i) the terms and conditions to be established for such treatment in FMC AG dialysis centers and for the sale of the Product and related Disposables to FMC AG and its Affiliates will require the negotiation and execution of appropriate agreements between Licensee or Fresenius AG, on the one hand, and FMC AG or its Affiliates, on the other; (ii) FMC AG and its Affiliates are subject to certain covenants set forth in the instruments governing outstanding indebtedness of FMC AG and its subsidiaries requiring that transactions between FMC AG and its subsidiaries and Affiliates of FMC AG (which term, for purposes of such covenants, includes Licensee and Fresenius AG) be conducted on arm's-length terms, and (iii) Licensee may focus its efforts in this area on FMC AG renal dialysis centers but will also dedicate its efforts to renal dialysis centers not owned or operated by, or affiliated with, Licensee or Fresenius AG to the extent commercially reasonable or ethically necessary or appropriate;

         (h) use its best commercial efforts to co-market, distribute and sell the Product and related Disposables to optimize its market potential in the Territory, which efforts shall include, but not be limited to, compliance with the diligence obligations set forth in Schedule E hereto and maintenance of an efficient sales and marketing organization (including, independent sales representatives and distributors) staffed with appropriate numbers of personnel (in Licensees' good faith judgment) possessing appropriate experience, training and knowledge of the Product and related Disposables and equipment, developing plans and strategies for the sale and marketing of the Product and related Disposables in the U.S. Territory in accordance with applicable laws relating to referrals and payment and practices related to inducing or incentivizing Product use, maintaining an adequate stock of Product literature and other promotional materials and arranging for attendance by representatives of Licensee at professional meetings, conventions, congresses, symposia and exhibitions at which the Products may be displayed and promoted and at which research results and other information relating to the Product intended for distribution to professionals may be disseminated. Licensee shall focus its marketing efforts on hematologists, blood banks, other apheresis service providers and, subject to the considerations referred to in Section 6.2(e), renal dialysis centers. Within thirty (30) days following the date of this Agreement, Licensee shall provide Licensor with a written marketing plan for its activities in the U.S. Territory, which plan shall be made a part hereof. Such plan shall be subject to revision by Licensee in its sole discretion to address developments subsequent to the execution of this Agreement;

         (i) subject to Section 6.2(a), manufacture the Product for sale to distributors outside the Territory appointed by Licensor pursuant to Section 3.1(b) ("Licensor Distributors") in accordance with this Article 6;

         (j) procure and maintain all approvals, licenses, permissions and permits necessary for the performance of its obligations under this Agreement (to the extent that Licensor is not expressly obligated to do so by this Agreement) and conduct its business (I) in a manner so as not to compromise or endanger public and/or private third party insurer coverage, (II) in compliance with all applicable laws, rules and regulations and (III) in a manner so as not to bring discredit upon the reputation of the Product, the Trademarks or Licensor; and

         (k) use commercially reasonable efforts to finalize and develop a next generation apheresis instrument utilizing a plasma separation membrane [...***...]. Such instrument shall be optimized for plasma generation for use with the Product ("TA Instrument") and obtain appropriate Final Regulatory Approval for the TA Instrument in

-------------------------
  * Confidential Treatment Requested
the Territory by the end of 1999 if feasible, or if not feasible, then as promptly as practicable thereafter, and commercialize the TA Instrument in the Territory.

     6.3 Obligations of Licensor in the Non-U.S. Territory. In connection with development, registration, marketing and sale of the Product in the Non-U.S. Territory, Licensor shall coordinate scientific research relating to the Product and shall provide, with guidance from Fresenius AG, dossiers to obtain CE registration of the Product in Europe and other necessary approvals for the manufacture, marketing and sale of the Product in the Non-U.S. Territory. Licensor shall also engage in such other activities to support the distribution and sale of the Product in the Non-U.S. Territory as the parties shall agree upon from time to time, subject to mutual agreement of the parties regarding compensation to Licensor through appropriate adjustments to the parties' profit-sharing arrangement hereunder.

     6.4 Obligations of Licensee in the Non-U.S. Territory. In connection with the development registration, marketing and sale of the Product and related Disposables in the Non-U.S. Territory, Fresenius AG shall:

         (a) design, implement, advance expenses for and conduct the Clinical Trials Program for the Product in the Non-U.S. Territory in accordance with
Article 7 (the costs of which shall be included in, and which shall be conducted in accordance with, budgets for Research and Development and Clinical Trials Costs prepared by the Steering Committee);

         (b) coordinate and fund efforts to obtain and maintain Final Regulatory Approvals for marketing and sale of the Product in the Non-U.S. Territory, including registering Prosorba in Europe with the CE mark under the Medical Device Directory as far as legally possible;

         (c) procure and maintain all other approvals, licenses, permissions and permits necessary for the performance of its obligations under this Agreement and conduct its business in a manner so as not to bring discredit upon the reputation of the Product, the Trademarks or the Licensor; and

         (d) upon receipt of Final Regulatory Approval in one or more jurisdictions in the Non-U.S. Territory, using its best efforts to commercialize use of the Product in the Non-U.S. Territory for rheumatology and hematology applications and to market, distribute and sell the Product and related Disposables in the Non-U.S. Territory, including engaging in such of the activities described in paragraphs (d) through (h) of Section 6.2 as shall be necessary and appropriate in the Non-U.S. Territory; provided, however, that except as specifically provided in this Agreement, Fresenius AG shall have the final decision with respect to all aspects of marketing, sales, and distribution of the Product (or, if applicable, a Substitute Product) and related Disposables in the Non-U.S. Territory. Fresenius AG shall also have the sole power to determine, in its discretion, whether to commence to manufacture or have manufactured the Product in the Non-U.S. Territory.

     6.5  Conditions to Rights in Additional Non-U.S. Countries.

         (a) If the Fresenius Parties shall not have provided Licensor with written notice of their commitment to make the filings required to obtain Regulatory Clearance for the commencement of a Clinical Trials Program in Japan by January 1, 2001, each Additional Non-U.S. Country (with the exception of Canada) shall be deleted from the Non-U.S. Territory and, from and after such date, the Fresenius Parties shall cease to have any rights to use, distribute or sell the Product in any such deleted Additional Non-U.S. Country and Licensor may exploit such rights or grant such rights to any person;

         (b) If the Fresenius Parties commit, by written notice to Licensor given prior to January 1, 2001, to make the filings required to obtain Regulatory Clearance for the commencement of a Clinical Trials Program in Japan, then Japan shall remain a part of the Non-U.S. Territory and be subject to the applicable provisions of this Agreement;

         (c) If the Fresenius Parties provide Licensor with written notice with respect to Japan as set forth in subsection (b) above prior to January 1, 2001, then the Fresenius Parties shall have until June 30, 2001 to make similar written commitments to Licensor with respect to each other Additional Non-U.S. Country (excluding Canada) in order for any such Additional Non-U.S. Country to remain as part of the Non-U.S. Territory. Any Additional Non-U.S. Country (excluding Canada) with respect to which the Fresenius Parties do not provide written notice to Licensor by June 30, 2001 shall be deleted from the Non-U.S. Territory and, from and after such date, the Fresenius Parties shall cease to have any rights to use, distribute or sell the Product in such deleted Additional U.S. Country and Licensor may exploit such rights or grant such rights to any person.

         (d) Subject to the terms and conditions of this Agreement, Licensor shall have [...***...] from the date of this Agreement to enter into a letter of intent with a Third Party with respect to the use, distribution and sale of Products in Canada. If Licensor has not entered into such letter of intent by such time or if Licensor does not enter into a definitive agreement within [...***...] thereafter, Canada shall be deemed a part of the Non-U.S. Territory hereunder. If Licensor enters into such letter of intent on or before the expiration of such [...***...] period, Licensor shall provide Licensee and Fresenius AG with written notice thereof and Canada shall be provisionally deleted from the Non-U.S. Territory. If Licensor enters into a definitive agreement relating to such letter of intent within [...***...] of the execution of the letter of intent, Canada shall be deleted from the Non-U.S. Territory and, from and after such date, the Fresenius Parties shall cease to have any rights to use, distribute or sell the Product in Canada and Licensor may exploit or grant such rights to any person. In no event shall Licensor be obligated to

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

disclose the terms of any letter of intent or agreement with a Third Party regarding the use, distribution and sale of Products in Canada.

     6.6  Trademarks; Quality Control.

          (a) Labeling; Ownership of Trademarks. Each Product and all labeling, advertising and promotional material in connection therewith, shall feature the applicable Trademarks. The ownership and use of such Trademarks shall be governed by the following provisions:

              (i) Licensor or an Affiliate of Licensor shall retain the ownership of the entire right, title and interest in and to the Trademarks.

              (ii) Licensee agrees that in using Trademarks upon the Products or related advertising or promotional materials distributed by it under this Agreement it will not represent in any way that it has any right or title to the ownership of the Trademarks or the registration thereof, and the registration will remain in the ownership of Licensor. Such Trademarks will be used by Licensee on behalf of, and in the interest of, Licensor and Licensee, and Licensee will first obtain the written approval of Licensor of the form and manner in which the Trademarks will be used upon, in connection with, or in relation to, the Products, labels, containers, advertisements and other materials.

              (iii) Licensee recognizes Licensor's title in and to the Trademarks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of Licensor in and to the Trademarks and the registration thereof. Wherever Licensor's trademarks or tradenames are used, e.g., on any package, label or advertisement, the first or most prominent use shall always be accompanied by a legend acceptable to Licensor indicating that the Product is an original invention of Licensor and the trademarks and tradenames are licensed to Licensee by Licensor. In the event that Licensee, either directly or indirectly, challenges the title of Licensor to any Trademark or the validity of such registration obtained by Licensor for the same, and Licensee fails to withdraw such challenge within one
(1) month of receipt of Licensor's written request therefor, Licensor shall have the right to terminate this Agreement.

              (iv) Licensee shall, upon Licensor's request, and at Licensor's expense, assist Licensor in any action reasonably necessary or desirable to protect the Trademarks used or proposed to be used hereunder. Licensee shall as soon as practicable notify Licensor of any apparent infringement by a Third Party of any of the Trademarks.

              (v) After discussion and upon notice from Licensor, Licensee shall immediately discontinue the use of any of the Trademarks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party's trademark rights, unless Licensee determines that it does not wish to discontinue use of any of the Trademarks, in which case all liability arising out of Licensee's use of any such Trademark after such notice shall be borne by Licensee. Any direct costs incurred by

Licensee or Fresenius AG as a result of a notice of discontinuation that are not otherwise included in the Cost of Goods Sold definition shall be borne by Licensor. In the event of any such Third Party notice, and subsequent discontinuance by Licensee, Licensee and Licensor agree to meet in good faith to select a new Trademark acceptable to both parties to be used with the particular Product involved.

              (vi) Licensee shall only use the Trademarks with the applicable Product hereunder.

         (b) Quality Control; Legal Compliance. Licensee recognizes that the Products are the result of original research by Licensor or its Affiliates and that Licensor and its Affiliates have a proper concern in maintaining and controlling the quality of Products that are publicly associated with Licensor and its Affiliates and distributors outside the Territory. Licensee accordingly agrees to ensure that the Products, the manufacture, use, sale and disposition thereof, and all of Licensee's advertising and promotional materials for the Products will comply with all applicable laws, rules and regulations. Copies of all technical and scientific information and therapeutic claims in advertisements, promotional practices and literature, package inserts, sales aids, training aids, and the like used by Licensee with respect to the Products shall be provided to Licensor. Licensor shall have the right to reject or demand modification to such printed materials only to the extent that such materials inappropriately describe the Product, the use of the Product or practices related to the use of the Product, inappropriately describe or use the Trademarks and/or fail to comply with applicable laws, rules and regulations. Any such action shall be taken within ten (10) business days after receipt of the materials for review from the Fresenius Parties.

     6.7  Operating Procedures.

         (a) Product Labeling. Each Product shall bear a label and be contained in an outer package and/or carton and, if applicable, be accompanied by a package insert, which label, outer package and/or carton and/or package insert shall comply with all applicable regulatory requirements in the Territory and shall clearly carry a legend indicating that the Product was developed as a result of the research of Licensor. The label shall include the appropriate patent number of the appropriate Patent in accordance with the applicable requirements in the Territory.

         (b) Reports. Licensee shall submit written reports to Licensor, containing reasonable detail, as follows:

             (i) Monthly reports of sales, by customer, with regard to the Products in the U.S. Territory, each of which shall be delivered on the 15th day of the month following the month to which such report relates; and

             (ii) Annual marketing plans detailing Licensee's proposed marketing strategy and tactics for the Products in the Territory during the following year.

     6.8  Manufacture and Supply of Product.

          (a) Sale and Purchase. Subject to the terms and conditions of this Agreement and to the extent requested by Licensor, Licensee shall manufacture (or have manufactured) and sell to Licensor and/or the Licensor Distributors, and Licensor and/or the Licensor Distributors may, at Licensor's option, purchase from Licensee, all of Licensor's or the Licensor Distributors' requirements of such Products as such Licensor Distributors may desire during the term of this Agreement, for resale and use exclusively outside of the Territory. Licensee shall provide such Products to Licensor and the Licensor Distributors at a price per unit of Product equal to [...***...]. All such sales shall be FOB the Production Facility or such other manufacturing facility of the applicable Fresenius Party. Licensee's obligation to provide Products to Licensor or a Licensor Distributor hereunder shall be subject to Licensee's receipt from Licensor or such Licensor Distributor of twelve-month rolling forecasts, of which the first ninety days shall be considered firm commitments. Licensee agrees to provide Licensor with prompt written notice in the event that responsibility for the manufacture of Products to be supplied to Licensor or the Licensor Distributors hereunder passes from one entity to another and to provide Licensor, at Licensor's expense, with all reasonable assistance and cooperation to the extent such manufacturing change affects Licensor's or the Licensor Distributors' ability to secure and/or maintain regulatory approvals outside the Territory. In the event that Licensee decides to market the Product bundled with Disposables such that the market comes to expect bundling, then Licensee shall, if requested by Licensor, supply Licensor and the Licensor Distributors with Products on a bundled basis, if consistent with existing distribution arrangements.

         (b) Purchase Orders. To the extent that Licensor requests that Licensee manufacture Products for sale to the Licensor Distributors as set forth in subsection (a) above, Licensor shall, and shall direct the Licensor Distributors to, comply with the provisions of this subsection (b). On a quarterly basis, Licensor shall provide Licensee with a non-binding twelve (12) month rolling forecast of Licensor's and Licensor Distributors' anticipated requirements. Licensor and the Licensor Distributors shall order Products by submitting firm written purchase orders to Licensee specifying the quantities of each Product ordered and the desired shipment date for such Products. Each such purchase order shall be submitted to Licensee at least three (3) months in advance of the desired shipment date specified in such purchase order. Licensee shall make each shipment of Products in the quantity and on the shipment date specified for it on Licensor's and each Licensor Distributor's purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order. Licensee shall invoice Licensor and such Licensor Distributor(s) for the aggregate purchase price of each shipment of Products at the time of such shipment.

         (c) Acceptance of Orders. Licensee reserves the right to refuse any orders placed by Licensor Distributor(s), in whole or in part, if Licensee's supply of raw

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       * Confidential Treatment Requested
material for Products ordered is insufficient due to circumstances beyond the reasonable control of Licensee or Fresenius AG; provided, however, that if Licensee refuses any order placed by Licensor Distributor(s), in whole or in part, due to insufficiency of Licensee's supply of Products or of raw material for Products, Licensee agrees to allocate (or cause to be allocated) available Products or raw materials, as the case may be, as follows: first to customers or patients then receiving treatment using the Product; second, for the Clinical Trials Program; and third, to new customers or patients. In no event other than circumstances beyond the reasonable control of Licensee or Fresenius AG (including, without limitation, expiration or termination of this Agreement), may Licensee refuse or fail to accept any purchase order or fail to fill any purchase order of Licensor or the Licensor Distributors for any reason. Licensor agrees that it and its Licensor Distributors' orders shall be subject to any and all laws, executive orders, proclamations and regulations of the United States of America, with respect to the sale of the Products, the exportation or shipment for exportation of any merchandise or the transaction of business with foreign countries.

     6.9  Warranties.

         (a) Product Warranty/Disclaimer of Warranties. Licensee warrants that all Products manufactured and sold by Licensee (whether to an Affiliate, a Licensor Distributor or any other Third Party) under this Agreement shall, when they leave Licensee's possession and control, conform with the applicable Product specifications. The Products are also warranted, as of the date of their shipment, to be on such date not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, and not articles which may not, under the provisions of section 505 thereof, be introduced into interstate commerce. THESE WARRANTIES ARE THE ONLY WARRANTIES MADE BY LICENSEE. LICENSEE MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND FURTHER EXPRESSLY DISCLAIMS THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

         (b) Return of Defective Products. The Licensor Distributors may reject, within thirty (30) days of actual receipt, any or all of a shipment of Products that fails to satisfy any warranty in this Agreement. The Licensor Distributors' exclusive remedy against Licensee for breach of warranty shall be the return and replacement, at Licensee's expense, of all Products deemed by the parties to be in breach of warranty under this Agreement. Replacement shall be made within forty-five (45) days after Licensee's actual receipt of such defective Products from Licensor or its Licensor Distributor, as applicable. EXCEPT PURSUANT TO
SECTION 16.6, LICENSEE SHALL NOT, IN ANY EVENT, BE LIABLE TO THE LICENSOR DISTRIBUTORS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED UNDER ANY LEGAL OR EQUITABLE THEORY WITH RESPECT TO THE MANUFACTURE, PROMOTION, USE, SALE AND/OR DISTRIBUTION OF THE PRODUCTS.

     6.10 Board Representation. Following the date of this Agreement, if requested by Fresenius AG, Licensor will take all actions required to increase the total number of the Class of directors of the Licensor whose term expires in 2001 by one and to cause a designee of Fresenius AG to be elected to fill such vacancy. Fresenius AG's designee shall be subject to approval by Licensor, acting reasonably and taking into account the qualifications of the designee and the needs of Licensor, and, upon election, shall be governed by Licensor's insurance policy for its directors and officers. In addition, if requested by Fresenius AG, Licensor shall include such designee of Fresenius AG in the nominees for director at the next annual meeting of Licensor at which the Class of directors referred to in the preceding sentence shall be required to stand for election. Fresenius AG's designee shall be subject to approval by Licensor, acting reasonably and taking into account the qualifications of the designee and the needs of Licensor, and, upon election, shall be governed by Licensor's insurance policy for its directors and officers. Notwithstanding the foregoing, Licensor shall in no event be obligated to nominate any designee of Fresenius AG at any annual meeting of Licensor after the meeting referred to in the preceding sentence, and all of Licensor's obligations under this Section shall terminate automatically upon the termination or expiration of this Agreement.

                                   ARTICLE 7

                            CLINICAL TRIALS PROGRAM

     7.1 Development of Program. Promptly after the execution and delivery of this Agreement, Fresenius AG shall commence the development and planning of the Clinical Trials Program for the portion of Non-U.S. Territory comprising the European Union, including the necessity, location, timing, scope and nature of the trials to be conducted. To the extent practicable, the Clinical Trials Program for the Non-U.S. Territory shall be conducted in a manner that is compatible with the clinical trials conducted and to be conducted in the U.S. Territory by Licensor; subject, nevertheless, to the overriding necessity to conduct such trials in a manner that will produce results acceptable to Territorial Regulators. In addition, Licensor shall conduct the Phase IV Clinical Trial required by the FDA for RA.

     7.2 Roles. The Clinical Trials Program in the Non-U.S. Territory shall be conducted exclusively by Fresenius AG, subject to the information exchange provisions of Article 8. Fresenius AG shall provide such personnel and such advisory and support services with respect to each phase of the Clinical Trials Program as shall be appropriate for such phase and shall use all reasonable efforts to implement and complete the Clinical Trials Program as soon as reasonably practicable in light of applicable regulatory requirements.

     7.3  Costs; Product Supply.

         (a) The costs and expenses of conducting the necessary Clinical Trials Program and registration in the Non-U.S. Territory shall be included in budgets for Research and Development and Clinical Trials Costs and shall be reimbursed to Fresenius AG out of Non-U.S. Cash Flow in accordance with the terms of this Agreement or as otherwise set forth herein; provided, however, that to the extent that Licensee or

Fresenius AG has not recovered by the end of the second (2nd) Contract Year solely through the deductions from Non-U.S. Cash Flow its Research and Development and Clinical Trials Costs relating to the Product in the Non-U.S. Territory incurred during the first two Contract Years, then:

              (i) during the third (3rd) Contract Year, up to [...***...] of such unrecovered Research and Development and Clinical Trials Costs incurred in the first (1st) Contract Year shall be deducted in determining U.S. Cash Flow after the deduction of all other expenses deductible in calculating U.S. Cash Flow; and

              (ii) during the fourth (4th) Contract Year, up to [...***...] of such unrecovered Research and Development and Clinical Trials Costs incurred in the second (2nd) Contract Year shall be deducted in determining U.S. Cash Flow after the deduction of all other expenses deductible in calculating U.S. Cash Flow;

     provided, however, that no such deduction in either Contract Year shall reduce U.S. Cash Flow from such period below [...***...].

         (b) The costs and expenses of conducting the Clinical Trials Program in the U.S. Territory shall be included in budgets for Research and Development and Clinical Trials Costs and shall be reimbursed to Licensor out of U.S. Cash Flow in accordance with the terms of this Agreement.

         (c) In the event that the Clinical Trials Program in the Non-U.S. Territory shall commence prior to the closing of the Acquisition of the Production Facility by Licensee, Licensor shall, until the time of such closing, furnish to Fresenius AG at the Cost of Goods Sold such quantities of the Product as may reasonably be required by Fresenius AG to conduct the Clinical Trials Program in the Non-U.S. Territory during such time. Fresenius AG shall not be or be deemed to be in breach of or default under any provision of this Agreement by reason of any delay in performing or failure to perform any part of the Clinical Trials Program attributable to the failure or inability of Licensor to provide the Product to Fresenius AG for such purpose during the period prior to the closing of the acquisition of the Production Facility by Licensee. All Product supplied by Licensor to Fresenius AG for use in such Clinical Trials Program shall conform to the applicable specifications for and descriptions of such Product and shall be manufactured and labeled in accordance with applicable GMP requirements (or such other manufacturing and quality control standards as are applicable to investigational new medical devices).

     7.4  Final Regulatory Approvals.

         (a) Promptly upon conclusion of the Clinical Trials Program, Fresenius AG shall prepare and file such applications, clinical data and other information and documents as may be required to obtain Final Regulatory Approval for commercial

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

sale of the Product in one or more jurisdictions in the Non-U.S. Territory and, thereafter, shall use all reasonable efforts to obtain Final Regulatory Approval for commercial sale of the Product in as many jurisdictions within the Non-U.S. Territory as is commercially practicable. The approved costs of obtaining Final Regulatory Approval in the Non-U.S. Territory shall be included in budgets for Research and Development and Clinical Trials Costs for the Non-U.S. Territory and shall be reimbursed to Fresenius AG out of Non-U.S. Cash Flow in accordance with the terms of this Agreement. Fresenius AG shall have the right to obtain Final Regulatory Approval in all jurisdictions within the Non-U.S. Territory in its own name and, where required by applicable law, in the name of any permitted distributor or sublicensee of Fresenius AG, and shall own all such Final Regulatory Approvals as are issued and all submissions as are made in connection therewith, provided that Licensor shall have a right of reference to such Final Regulatory Approvals and to the clinical data and other information filed with such submissions by Fresenius AG for use by Licensor outside the Non-U.S. Territory. Upon termination of this Agreement, except to the extent and for as long as necessary to continue to sell the Product pursuant to Section 16.3 and to continue to manufacture the Product pursuant to Section 16.6, Fresenius AG shall promptly transfer to Licensor all regulatory dossiers with respect to the Product in the Territory.

         (b) In connection with the conduct of the Clinical Trial Program and the submission of applications for Final Regulatory Approval, Fresenius AG shall also permit Licensor (at Licensor's expense) to attend and participate in meetings with and presentations to any Territorial Regulator for the Product in any country in the Non-U.S. Territory for the Product (it being acknowledged by Licensor that such meetings and presentations will be conducted in the local language and that any translation or interpretation services required by Licensor shall be obtained by Licensor at its expense).

     7.5 Additional Clinical Investigation. In the event that notwithstanding the commencement of commercial sale of the Product in the U.S. Territory or the Non-U.S. Territory, Licensor, Licensee or Fresenius AG shall determine or be requested or required by the FDA, or by a Territorial Regulator, as the case may be, to conduct additional clinical investigations or post-marketing surveillance with respect to the Product (or, if applicable, with respect to a Substitute Product), the costs and expenses of conducting such additional investigations or surveillance shall be included in budgets for Research and Development and Clinical Trials Costs and shall be reimbursed to the party incurring such costs out of U.S. or Non-U.S. Cash Flow, as applicable, in accordance with the terms of this Agreement.

                                   ARTICLE 8

                  INFORMATION AND REPORTS; CORRECTIVE ACTIONS

     8.1 Information Disclosure. Licensor, Licensee and Fresenius AG will disclose and make available to each other promptly the results of the work conducted in the clinical trials conducted by them as well as all material preclinical, clinical, regulatory, commercial and other scientific or technical information known by Licensor, Licensee, or Fresenius AG concerning the Product, and therapy utilizing the Product, during the term of this Agreement. The foregoing obligation shall be subject to any obligations of confidentiality set forth in any agreement between Licensor, Licensee, or Fresenius AG and a Third Party; provided, however, that (i) each party shall use its reasonable efforts to obtain appropriate waivers of such obligation with respect to any information relating to the safety or efficacy of the Product and therapy utilizing the Product or that is otherwise material to the development of a commercially viable Product, and (ii) any such information received from a Third Party shall be subject to the confidentiality obligations of Article 15 of this Agreement. Licensor, Licensee and Fresenius AG shall also disclose and make available to each other all information in their possession relating to recalls or other corrective actions either ordered by the FDA or a Territorial Regulator or initiated by Licensor, Licensee or Fresenius AG and which involve the safety or integrity of the Product, as well as all such material information which they may obtain concerning the development by any Third Party of any product that is or could be competitive with the Product. All significant information will be disclosed to the other party promptly after it is learned or its significance is appreciated, with due regard, nevertheless, to the clinical significance or other materiality of the information. Each party shall own and maintain its own database of clinical trial data and adverse drug event information accumulated from all clinical trials of the Product for which it was responsible. At the option of the requesting party, such data may be provided in a computer readable format by the providing party, to the extent available, and the providing party shall also assist in the transfer and validation of such data to the receiving party, except that data and information intended to be submitted to a regulatory authority and required to be submitted in its original form shall in any event be provided in such original form. All information disclosed pursuant to this Section that is Confidential Information shall be subject to the limitations on disclosure and use set forth in Article 15 of this Agreement.

     8.2 Adverse Events. The parties recognize that the holder of a pre-marketing approval application or product registration for a new medical device will be required to submit information and file reports to various governmental agencies on devices under clinical investigation, devices proposed for marketing, or marketed devices. Information must be submitted at the time of initial filing for investigational use for treatment of humans and at the time of a request for market approval of a new device. In addition, supplemental information must be provided on devices at periodic intervals and adverse experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each party agrees to:

         (a) provide to the other for initial and/or periodic submission to government agencies significant information on the Product from preclinical laboratory studies and clinical data, as well as adverse drug experience reports from clinical trials and commercial experiences with the Product;

         (b) report in writing to the other immediately and, in any event, within two (2) days of the initial receipt of a report of any unexpected fatal or life-threatening experience with the Product; and

         (c) report in writing to the other within fifteen (15) days (or, within such shorter time as shall enable the other party to comply with the reporting requirements of any Territorial Regulator having jurisdiction over such party), the initial receipt of a report of any adverse event involving the Product that is serious or unexpected. Serious adverse experiences mean any experiences that suggest a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life-threatening, is permanently disabling, requires or prolongs inpatient hospitalization or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigative brochure or the labeling for a product;

         (d) require any Third Party with whom it contracts after the date hereof for research or clinical trials to be performed by such Third Party on the Product to report to the contracting party the information set forth in subparagraphs (a), (b), and (c) above; and

         (e) provide to the other party promptly in writing any other information or reports within its control necessary to permit the other party to comply with any regulatory requirement with respect to adverse experiences relating to the Product.

          The reporting and notification requirements of this Section shall be revised from time to time as may be necessary to conform to changes in applicable laws, rules or regulations.

     8.3 Use of Information. Information contained in reports made pursuant to this Article 8 or otherwise communicated between the parties will be Confidential Information. A party may use any information obtained by it pursuant to this Article solely for the purposes of regulatory compliance relating to the Product in the U.S. Territory or the Non-U.S. Territory, as the case may be.

     8.4 Regulatory Reporting. The parties acknowledge that they will be required to submit information and file reports with the FDA and Territorial Regulators in addition to those contemplated by the preceding Sections. The parties agree to cooperate with each other as necessary to allow each party to comply with its regulatory obligations. To the extent practicable, such procedures shall be consistent with the parties' current procedures and policies regarding regulatory compliance.

     8.5 Certain Corrective Actions. In the event that the FDA, or any Territorial Regulator having jurisdiction shall order any change or corrective action, including a recall, with respect to the Product as then being manufactured, sold or distributed by a party hereto or if, notwithstanding that any such change or corrective action shall not have been ordered, a party acting reasonably and in good faith believes, based on appropriate expert evidence or advice, that absent such change or corrective action it will be in violation of a rule of law or other regulatory requirement applicable to it as the manufacturer or distributor of the Product, the responsible product manufacturer with respect to such Product in the relevant jurisdiction shall have sole authority to determine the nature and extent of its compliance with such order or any action, including a recall, to be taken notwithstanding the absence of any such order, as the case may be; provided, that any such order relating to the safety or integrity of the Product shall be resolved to the satisfaction of the regulatory authority issuing such order; and provided, further, that such party will provide the others with prompt written notice describing such corrective action.

                                   ARTICLE 9

                         INTELLECTUAL PROPERTY FILINGS,
                   PROSECUTION, REGISTRATION AND MAINTENANCE

     9.1  Prosecution of Registration.

         (a) Throughout the term of this Agreement the Licensor shall use reasonable efforts to prosecute and maintain the Patents in the Territory and shall use reasonable efforts to prepare, file, prosecute and maintain in the Territory any patents or patent applications on Improvements, the subject of
Section 4 hereof, owned by the Licensor or jointly owned by the Licensor and the Licensee, Fresenius AG, or both, relating to the Product. This shall include patents and patent applications or patents on Improvements relating to the Product granted by the European Patent Office, in the national patent offices of those countries of Europe to which such European patents apply.

         (b) Throughout the term of this agreement, the Licensor shall also use reasonable efforts to prosecute and maintain the Trademarks in the Territory and use reasonable efforts to prepare, file, prosecute and maintain in the Territory any new trademarks relating to the Product. Such prosecution shall be limited to the countries listed in Schedule F hereto.

         (c) Such preparation, filing, prosecution and maintenance of Sections 9.1(a) and 9.1(b) shall be at the expense of the Licensor. The Licensee and Fresenius AG shall be kept fully informed of such preparations, filings, prosecutions, and maintenance and, upon Licensor's request, will provide reasonable assistance therein, at Licensor's expense for any out of pocket expenses incurred by Licensee or Fresenius AG in providing such assistance. All Patents and Trademarks, and all patents and patent applications on Improvements made solely by the Licensor (other than a new patent with respect to an Improvement developed solely by the Licensee or Fresenius AG or jointly by the Licensee or Fresenius AG and the Licensor), shall be registered in the name of the Licensor. The Licensor shall be kept fully informed of preparations, filings, prosecution and maintenance relating to patent applications or patents with respect to an Improvement incorporated in the Product developed solely by Licensee and/or Fresenius AG. Such solely-developed patent applications or patents for Improvements of Licensee and/or Fresenius AG shall be registered in the name of Licensee and/or Fresenius AG, as applicable. Patent applications and patents for jointly-developed Improvements shall be jointly owned, with each party having an undivided interest, and registered jointly in the names of Licensor and Licensee and/or Fresenius AG, as applicable.

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

     9.2 Abandonment of Patents. If the Licensor intends to dispose of or abandon any (a) Patent, (b) right in a Patent, (c) patent application or patent for an Improvement or (d) the right to file a patent application for an Improvement under the Paris Convention for a foreign patent (the "Patent Interest"), which would be covered by this Agreement, it shall notify the Licensee and Fresenius AG of such intention and, to the extent practicable, give them sufficient notice to permit them to take all steps necessary to preserve such Patent Interest. Licensee and Fresenius AG shall then have the right during the 60 day period commencing with such notification to assume any such Patent Interest which the Licensor intends to dispose of or abandon and to undertake the procuring or preserving of such Patent Interest to itself. Licensor will co-operate with Licensee or Fresenius AG in such endeavor (including making an assignment of its full right, title and interest in the Patent Interest) provided that Licensee and Fresenius AG shall bear all the costs (including any tax liability) in connection therewith. If Licensee or Fresenius AG intends to dispose of or abandon any Patent Interest with respect to an Improvement necessary to the manufacture, use or sale of the Product, it shall notify Licensor of such intention and, to the extent practicable, give Licensor sufficient notice to permit it to take all steps necessary to preserve such Patent Interest. Licensor shall then have the right during the 60 day period commencing with such notification to assume any such Patent Interest which the Licensee or Fresenius AG intends to dispose of or abandon and to undertake the procuring or preserving of such Patent Interest to itself. Licensee and/or Fresenius AG, as applicable, will co-operate with Licensor in such endeavor (including making an assignment of its full right, title and interest in the Patent Interest) provided that Licensor shall bear all the costs (including any tax liability) in connection therewith.

     9.3 Assistance re Prosecution. Subject to Section 9.1 hereof, Licensee and Fresenius AG shall render all reasonable assistance if so requested by the Licensor in the prosecution of any present or future patent or trademark applications filed under this Agreement in the Territory.

     9.4 Transfer to Licensor. Should the laws or regulations of any country in the Territory vest the Licensee or Fresenius AG with any property rights to any of the Trademarks or Patents, or to any new patents, patent applications or trademarks owned solely by Liecensor under Section 9.1 of this Agreement, the Licensee and Fresenius AG shall promptly and co-operatively relinquish to the Licensor (or, if relinquishment is not possible, grant for the life of such Trademarks or Patents an exclusive royalty-free license to the Licensor, of) any and all such rights upon termination of this Agreement for any reason.

     9.5 No Infringement. Licensee and Fresenius AG shall not do anything to infringe upon or contest the validity, enforceability or ownership of the Patents or Trademarks or any new patents, patent applications or trademarks under this Agreement, except as between the parties pursuant to Section 18.2.

     9.6 Conflicting Patents or Trademarks. Licensee and Fresenius AG shall promptly report to Licensor in writing regarding any patents, patent applications or trademarks that potentially or actually conflict with the Patents or Trademarks of which Licensee or Fresenius AG acquires actual knowledge.

     9.7 Infringement of Patents or Trademarks. If the Licensee or Fresenius AG acquires actual knowledge of any infringement of any Patent or infringement or passing off of any Trademark in the Territory, Licensee or Fresenius AG shall promptly notify the Licensor thereof. The Licensor shall have the first right to bring suit against the person infringing or passing off (the "Infringer"). If necessary to the suit or if requested so to do by the Licensor, the Licensee and Fresenius AG agree to be joined or to join as a party in such suit. If the Licensee or Fresenius AG elects to do so, the Licensee or Fresenius AG may be represented in such proceedings by its own counsel at its own expense. In every case of reported infringement or passing off, the Licensor shall be allowed a reasonable time to investigate the alleged infringement and the advisability of starting suit, to correspond and negotiate with the Infringer, to engage counsel and to commence legal proceedings and/or discussions with the Infringer. In the event the Licensor does not bring suit in any such instance within a reasonable time and in any event within 120 days after being notified by the Licensee or Fresenius AG of the alleged infringement or passing off, the Licensee or Fresenius AG, or both shall have the right during the term of this agreement to suit in its own name or, with the approval of the Licensor or if necessary to the suit, jointly with the Licensor, for present and past infringement or passing off. The Licensor shall be kept informed at all times of all such proceedings taken by the Licensee or Fresenius AG. If the Licensor elects to do so, the Licensor may be represented in such proceedings by its own counsel at its own expense. The party bringing the action shall control the prosecution of such proceedings and shall bear all costs incurred in connection with such infringement and passing off of proceedings in the Territory. In the event that any such action is successfully prosecuted against an Infringer, any damages, accounting of profits or other recovery shall be applied first to reimburse the parties for their respective legal expenses in connection with the prosecution, and any remaining amounts shall then be considered Profits and shared by the parties in accordance with Article 10. In the event that any such action is unsuccessful the party or parties bringing the action shall be responsible for paying any costs which may be awarded to the successful defendant.

     9.8 Description as Authorized Licensee. During the term of this agreement the Licensee and Fresenius AG are required to describe, refer to and advertise themselves as licensees of the Licensor for the manufacture and sale of the Product in the Territory and to mark Products with the applicable Trademark(s) in accordance with Article 6. All written material used by Licensor with respect to the marketing of the Products hereunder shall expressly identify Licensee as Licensor's exclusive distributor in the Territory.

     9.9 Existing Third Party Agreements. Licensor agrees not to terminate or abandon any existing licenses from Third Parties related to the Product. Any decision to abandon or terminate such licenses, to challenge the validity of the patent rights covered by such licenses, or to obtain any additional Third Party license in connection with the manufacture, use or sale of the Product shall require the approval of the Steering

Committee. In any litigation regarding such Third Party licenses, Licensor shall have the first right to bring or defend suit, in accordance with Section 9.7.

                                  ARTICLE 10

                                 PROFIT SHARING

     10.1 Profit Sharing. As consideration for the licenses granted by Licensor under the Patents, Trademarks and Know-How, including the exclusive marketing rights in the Territory and the ability to make Improvements (subject to the approval rights of Licensor, as set forth in this Agreement), and in recognition of their mutual cooperative efforts to promote sales of the Relevant Products under this Agreement and, in Licensor's case, in lieu of any up-front payment, running or other royalty or licensing fee, but subject to the provisions of
Article 11, the parties agree that they will share Profits from such sales in accordance with this Article 10. Nothing in this Article 10 shall be deemed or construed to qualify or limit the provisions of Section 19.9.

     10.2 U.S. Territory. Profits in any year from sales of the Relevant Products in the U.S. Territory will be distributed on a quarterly basis 50% to Licensor and 50% to the Fresenius Parties, provided that in any calendar year in which Net Sales of Products in the U.S. Territory equal or exceed [...***...], Profits for such year shall be distributed 60% to Licensor and 40% to the Fresenius Parties, with any such adjustment in the allocation of Profits to be effective retroactively to January 1 of the relevant calendar year.

     10.3 Non-U.S. Territory. Profits in any year from sales of the Relevant Products in the Non-U.S. Territory will be distributed on a quarterly basis 50% to Licensor and 50% to the Fresenius Parties.

     10.4  Distribution of Net Sales and Profits.

         (a) Subject to Section 2.2, until Profits are being generated from U.S. Cash Flow under this Agreement, within 45 days following the end of each month during which there are Net Sales in the U.S. Territory (the "Applicable Month"), Licensee shall pay to Licensor in cash an amount equal to the following:

              (i) Net Sales of Relevant Products for the Applicable Month, multiplied by a fraction:

                  (1) the numerator of which is the sum of all expenses incurred by Licensor during the Applicable Month for Cost of Goods Sold, Research and Development and Clinical Trials Costs and all sales and marketing expenses in the U.S. Territory (in each case, subject to the limitations on reimbursable expenses set forth in the definition of "Cash Flow"); and

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

                    (2) the denominator of which is the total expenses incurred by Licensor and Licensee during the Applicable Month for Cost of Goods Sold, Research and Development and Clinical Trials Costs and all sales and marketing expenses in the U.S. Territory (in each case, subject to the limitations on reimbursable expenses set forth in the definition of "Cash Flow").

         (b) From and after the point at which Profits are being generated from U.S. Cash Flow, within 45 days following the end of each Applicable Month, Licensee shall pay to Licensor on a monthly basis:

             (i) the sum of all expenses incurred by Licensor during the Applicable Month for Cost of Goods Sold, Research and Development and Clinical Trials Costs and all sales and marketing expenses in the U.S. Territory (in each case, subject to the limitations on reimbursable expenses set forth in the definition of "Cash Flow"); and

             (ii) an amount equal to (A) 50% of Profits in the U.S. Territory until such time as Net Sales of the Product in the U.S. Territory within a Contract Year exceed [...***...], and (B) from such achievement forward and retroactive to the commencement of such Contract Year, until such time, if any, as annual Net Sales of the Product in the U.S. Territory in a Contract Year are less than [...***...], an amount equal to 60% of Profits in the U.S. Territory.

     On a quarterly basis, Licensee shall provide a reconciliation of the cash actually distributed or received by the parties versus the expenses actually incurred by a party that were deducted from Net Sales to determine Profits and are reimbursable, Profit allocations set forth in Section 10.2 and the straight cash license payments payable in accordance with Article 11. The parties shall adjust any payments payable to Licensor during that month for any prior over- or under-payments of such expenses and Profits for the U.S. Territory. In the event that Licensee's average days of accounts receivable outstanding is greater or less than sixty (60), then the parties agree that fifty (50%) of any deviation from sixty (60) days will be added to (or deleted from as appropriate) the forty-five (45) days payment terms for each Applicable Month; provided, however, no such increase in the forty-five (45) day payment date shall occur unless the corresponding increase in days of accounts receivable outstanding was due to market conditions beyond Licensee's reasonable control.

         (c) The same method used to make payments to Licensor with respect to the U.S. Territory in Sections 10.4(a) and (b) above shall be used to make payments to Licensor with respect to the Non-U.S. Territory, except that (i) no sales and marketing costs of Licensor that are not approved by the Steering Committee shall be included in such computation and (ii) Section 10.4(b)(ii)(B) shall be inapplicable.

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     Licensee shall maintain a separate pro-forma account for all cash received from Net Sales in the U.S. Territory and a separate pro-forma account for all cash received from Net Sales in the Non-U.S. Territory. No disbursements of expenses, Profits or license payments shall be made from these accounts except in accordance with this Agreement.

         (d) In any Contract Year in which Licensee receives any Profit, Licensor shall be reimbursed for fifty percent (50%) of the imputed interest recovered by Licensee through the Cost of Goods Sold during any prior Contract Years.

                                  ARTICLE 11

                                LICENSE PAYMENTS

     11.1 License Payments. Upon the achievement of the Net Sales amounts for the Product set forth in this Article 11, Licensor shall be entitled to receive from Fresenius AG, and Fresenius AG shall be obligated to pay to Licensor, the payments set forth herein.

     11.2 U.S. License Payments. License payments in respect of Net Sales of the Product in the U.S. Territory shall be payable in cash and shall take the form of straight cash payments, purchases of shares of Licensor's Common Stock by Fresenius AG, or both, each as indicated below and payable in U.S. dollars. Each of the payments and stock purchases set forth below shall be payable within thirty (30) days following the end of the month in which each of the cumulative Net Sales amounts specified in the following table is achieved (or at such later date as specifically provided below):

      Cumulative U.S.                License Payment Amount:
       Territory Net
     Sales Requirement        Straight Cash           Stock Purchase
     -----------------        -------------           --------------
        [...***...]           [...***...]               [...***...]

Net Sales of the Products in the U.S. Territory shall be determined on a
cumulative basis, commencing as of the date of this Agreement.   Such payments
payable as straight cash shall be payable solely out of U.S. Cash Flow. Except as provided in the definition of U.S. Cash Flow, payments payable as straight cash shall be paid prior to any distribution of Profits attributable to such Net Sales to the parties. License payments payable as the consideration for the purchase of Licensor's Common Stock by Fresenius AG shall be payable solely out of the Fresenius Parties' share of Profits which are (i) attributable to Net Sales of the Relevant Products in the U.S. Territory and (ii) actually received by the Fresenius Parties. Notwithstanding the foregoing, even if the Fresenius Parties do not

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

have sufficient Profits to require an applicable license payment to be made, the Fresenius Parties, in their sole discretion, may elect to make such stock purchase. The number of shares of Common Stock to be purchased with any stock purchase license payment shall be determined by dividing the amount of such payment by a per share price determined as follows:

        (a) if the Fresenius Parties have received or receive distributions of sufficient Profits to enable such license payment to be made within thirty (30) days following the end of the month in which the relevant Net Sales requirement is achieved, or if the Fresenius Parties have elected to purchase Common Stock of Licensor, even though sufficient Profits are not available as contemplated above, the per share price shall be the average of the closing sales prices of such Common Stock during the 20-trading day period preceding the end of the month in which the requirement was achieved; and

         (b) if the Fresenius Parties have not received and do not receive distributions of sufficient Profits to enable such license payment to be made within thirty (30) days following the end of the month in which the relevant Net Sales requirement is achieved, the per share price shall be the average of the closing prices of such Common Stock over the 20-trading day period preceding the actual purchase date, as set forth below.

In the event that U.S. Cash Flow, or the Fresenius Parties' share of Profits from Net Sales of the Relevant Products in the U.S. Territory, as the case may be, shall be insufficient to fund any license payment, in whole or in part, within the 30-day period following month in which such requirement is achieved, the amount of such unpaid license payment shall be carried over and paid to Licensor out of the first available U.S. Cash Flow (in the case of a straight cash license payment) or from the Fresenius Parties' share of the first available Profits from Net Sales of the Relevant Products in the U.S. Territory (in the case of a Common Stock purchase) actually received by Fresenius AG, in each case until such license payment to Licensor has been made in full.

     11.3 Conditions to Fresenius AG's Purchase of Common Stock with License Payments. The obligation of Fresenius AG to purchase any shares of Common Stock of Licensor pursuant to Section 11.2 shall be subject to the satisfaction by Licensor or waiver by Fresenius AG of the following conditions:

         (a) No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending at the time of such purchase which prohibits or materially restricts the stock purchase(s) contemplated by this Agreement, and no governmental entity shall have notified any party to this Agreement that consummation of the stock purchase(s) contemplated by this Agreement would constitute a violation of any applicable laws, the consequence of which would be a material adverse effect on the parties' ability to consummate and receive the benefits of the transactions contemplated by this Agreement, and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the purchase;

provided, however, that in the event of any such law, order, action or notification, then any such prohibited or restricted stock purchase obligation shall automatically and immediately convert into an obligation of Fresenius AG to make an additional straight cash license payment to Licensor in the amount which would otherwise have been used to purchase Common Stock of Licensor.

     (b) On the date scheduled for such purchase, the Common Stock to be issued shall have been approved for listing on the NASDAQ National Market, the NASDAQ SmallCap Market or any national securities exchange on which the Licensor's Common Stock is then listed, subject to official notice of issuance and, if Fresenius AG shall be entitled to request that such Common Stock be registered under the Securities Act of 1933, as amended, (i) Licensor shall have complied with its obligations under the Registration Agreement of even date herewith between Licensor and Fresenius AG and, (ii) if a registration statement including such Common Stock shall then be effective, no stop order or order suspending the effectiveness of such registration statement shall then be in effect;

     (c) Fresenius AG shall have received an opinion of counsel to Licensor that the Common Stock to be issued has been duly authorized and, upon the issuance and sale of such Common Stock against payment of the purchase price therefor, such Common Stock will be validly issued, fully paid and non-assessable;

     (d) Licensor shall have obtained and provided to Fresenius AG, in form satisfactory to Fresenius AG, all consents, permits and approvals required to be obtained in connection with the issuance of such Common Stock; and

     (e) Licensor shall have delivered to Fresenius AG a copy of Licensor's most recent Annual Report on Form 10-K, copies of all reports and proxy statements filed by Licensor with the Securities and Exchange Commission pursuant to
Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of such Annual Report, any management letter received by Licensor from its independent accountants in connection with the audit of the financial statements included in such Annual Report, and such information as Fresenius AG may reasonably request with respect to the issuance of equity securities or rights to purchase or subscribe for or securities convertible into or exercisable or exchangeable for equity securities (including copies of any relevant purchase agreements, rights, options, warrants and certificates of designation).

     11.4 Conditions to Licensor's Obligation to Issue Common Stock. The obligation of Licensor to issue any shares of its Common Stock pursuant to
Section 11.2 shall be subject to the satisfaction by Fresenius AG or waiver by Licensor of the following condition: Fresenius AG shall have delivered to Licensor a certificate executed by a duly authorized officer of Fresenius AG certifying that as of the date of such stock issuance, all of the representations and warranties of Fresenius AG contained in the Securities Purchase Agreement are true and correct in all material respects. In the event that Fresenius AG does not deliver to Licensor such executed certificate when due or within ten (10) business days following receipt of written notice from Licensor to the

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

effect that such certificate is due, then Fresenius AG's obligation to purchase stock pursuant to Section 11.2 shall automatically convert to an obligation of Fresenius AG to make an additional straight cash payment to Licensor in the amount which would otherwise have been used to purchase Common Stock of Licensor, which amount shall be payable solely out of U.S. Cash Flow and shall be paid prior to any distribution of Profits from such Net Sales to Licensor and the Fresenius Parties. In the event that U.S. Cash Flow shall be insufficient to fund any such straight cash payment in lieu of stock purchase, in whole or in part, the amount of such straight cash payment shall be carried over and paid to Licensor out of the first available U.S. Cash Flow until such payment to Licensor has been made in full.

     11.5 International License Payments. License payments in respect of the Net Sales of the Relevant Products in the Non-U.S. Territory shall be payable solely as straight cash payments to Licensor. Each of the following license payments shall be payable by Fresenius AG within thirty (30) days following the end of the month in which the cumulative Net Sales amounts set forth below is achieved:

         Cumulative Non-U.S.                           Straight Cash
           Territory Net                              License Payment
          Sales Requirement                                Amount
          -----------------                           ---------------
            [...***...]                                   [...***...]


Net Sales of the Product in the Non-U.S. Territory shall be determined on a cumulative basis, commencing as of the date of this Agreement. Such license payments shall be payable solely out of Non-U.S. Cash Flow and shall be paid prior to any distribution of Profits from such Net Sales to Licensor and the Fresenius Parties. In the event that Non-U.S. Cash Flow shall be insufficient to fund any license payment, in whole or in part, the amount of such unpaid license payment shall be carried over and paid to Licensor out of the first available Non-U.S. Cash Flow until such license payments to Licensor have been made in full.

     11.6 Tax Matters. Fresenius AG will use its best efforts in order to ensure all license payments are tax free, but Licensor shall not be entitled to receive any payments tax-free.

     11.7 Organic Change. In the event of an Organic Change (as defined in the Warrant Agreement of even date herewith) Licensor shall make appropriate provisions to ensure that any of the license payments to be paid through the purchase of Common Stock pursuant to Section 11.2 shall thereafter become payments to purchase such shares

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

of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable if such Organic Change had not occurred. Notwithstanding the foregoing, at the option of Licensor or the surviving entity of such Organic Change, Fresenius AG shall make such license payment in cash equal to one-half of the applicable stock purchase amount in lieu of purchasing such securities.

                                  ARTICLE 12

                           BOOKS, RECORDS AND REPORTS

     12.1 Non-Financial Records. The Fresenius Parties shall keep at their respective principal places of business accurate records relating to the Product, including without limitation manufacturing records, test records and clinical records (including adverse events) in accordance with Fresenius AG's customary practices and applicable legal requirements. The Fresenius Parties shall make all such records available for review at their respective offices by Licensor's representatives, at Licensor's expense, at reasonable times and on reasonable prior notice.

     12.2 Pro-Forma Financial Records. The Fresenius Parties shall keep at their respective principal places of business, accurate and complete pro-forma and other financial records relating to the Product and the transactions contemplated by this Agreement, in accordance with Fresenius AG's customary practices and applicable legal requirements and in accordance with the cost accounting and other procedures set forth in this Agreement. The records shall show, without limiting the foregoing, separately for the U.S. Territory and the Non-U.S. Territory, all Net Sales in the Territory of the Product manufactured by or on behalf of the Licensee, as well as Cost of Goods Sold, sales and marketing costs, Research and Development and Clinical Trials Costs, any license payments (whether in the form of straight cash or stock purchases) which have become payable but have been carried over due to insufficient Cash Flow or Profits in accordance with Article 11, and quantity of Product manufactured in the Production Facility and any other production facility, in sufficient detail to enable the payments due under this Agreement to be correctly ascertained and be capable of being audited by a qualified independent Third Party. In the case of Relevant Products sold in the U.S. Territory, all pro-forma and other financial records shall be prepared in accordance with U.S. generally accepted accounting principles consistently applied, and, in the case of Relevant Products sold in the Non-U.S. Territory, in accordance with generally accepted local accounting principles applicable to Fresenius AG consistently applied in accordance with Fresenius AG's internal accounting procedures, except that Cost of Goods Sold shall be calculated in accordance with this Agreement. The Licensor shall be entitled to appoint independent auditors reasonably acceptable to the Fresenius Parties, acting reasonably, to review on an annual basis at Licensor's cost the records for the production and sale of the Product, and the Fresenius Parties shall give access to such records and supporting documentation and otherwise reasonably assist in such review; provided that such right of review shall be exercised only at a time and in a manner that does not unreasonably interfere with or disrupt the preparation of Fresenius AG's annual report and accounts; provided, further, the independent auditors shall have access only to records and documents relating to the Relevant Products. In the event that any such audit reveals an under-reporting of payments due under this Agreement of 5% or more (provided that in all cases the underpayment is more than $50,000), the full cost of the audit shall be borne by Fresenius AG. Each party agrees to promptly pay to the other the amount of any under- or over-payments received by such party which resulted from any misreported information hereunder.

     12.3 Statements. The Fresenius Parties shall supply the Licensor with an annual statement prepared by Fresenius AG and certified by the Chief Financial Officer of the I+H Division of Fresenius AG or any division of Fresenius AG to which responsibility for this Agreement is transferred, certifying separately for the U.S. Territory and the Non-U.S. Territory, the quantity of the Product manufactured, the amount of Net Sales of the Product, the expenses deducted from Net Sales to determine Profits (each of which components shall be set forth separately on such statement) and other figures and information necessary in determining production and sales of the Product, and the amount of any license payments and Profits payable under this Agreement with respect to the prior calendar year. Such annual statement and the quarterly reconciliations required by Section 10.4 shall be furnished to Licensor in sufficient time to enable the information set forth therein to be incorporated into or reflected in Licensor's periodic reports to the United States Securities and Exchange Commission on a timely basis.

     12.4 Payments. All payments to be made under this Agreement shall be made in U.S. Dollars.

     12.5  [...***...] Costs. [...***...].

                                  ARTICLE 13

                         REPRESENTATIONS AND WARRANTIES

     13.1 By the Licensor. The Licensor hereby represents and warrants to the Fresenius Parties as follows:

         (a) Licensor has title to and ownership of or is a licensee with respect to, in each case free and clear of encumbrances other than encumbrances contained in the license agreements appointing the Licensor as such licensee, the Patents, Trademarks and Know-How licensed by the Licensor to the Licensee under this Agreement, except as disclosed to the Fresenius Parties in the Securities Purchase Agreement, and, to the best of Licensor's knowledge, the manufacture, sale and distribution of the Product utilizing the Patents, Trademarks and Know-How does not infringe any intellectual property rights of any person who has not granted Licensor a license.

----------------------------------

* Confidential Treatment Requested

         (b) Proper use of the Patents, Trademarks and Know-How is sufficient for the production of the Product as constituted on the date hereof, and the Licensor has sufficient rights to the Patents, Trademarks and Know-How reasonably necessary for use in connection with production of the Product, the absence of which would have a material adverse effect on this Agreement or the transactions contemplated hereby.

         (c) Except as disclosed in writing to the Fresenius Parties, there is no pending or, to its knowledge, threatened litigation against Licensor which alleges that Licensor's development, manufacture, use and sale of the Product have violated or would violate any intellectual property rights of any other person, and the Licensor has not received any written communication alleging that the Licensor's development, manufacture or sale of the Product has violated and has no knowledge that the Licensor's development, manufacture or sale of the Product have violated, the intellectual property rights of any person.

         (d) The Licensor has full right, power, and authority to enter into and perform its obligations under this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor, and this Agreement has been duly and validly executed and delivered by Licensor and, upon due and valid execution and delivery by each of the other parties hereto, will constitute a legal and binding obligation of the Licensor, enforceable against Licensor in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity.

         (e) The execution, delivery and performance of this Agreement by Licensor and the consummation of the transactions contemplated hereby by Licensor will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the constitutive documents or by-laws of Licensor, any material contract of Licensor, result in the imposition of any material encumbrance against any asset or properties of Licensor (other than pursuant to this Agreement) or, to the best of Licensor's knowledge, violate, in any material respect, any law. To the best of Licensor's knowledge, the execution and delivery of this Agreement by Licensor, the grant of the licenses under the Patents, Trademarks and Know-How in accordance with the terms hereof and the consummation of any related or contemplated transactions by Licensor will not require filing or registration by Licensor with, the issuance of any permit or approval to Licensor by, or waiver in favor of Licensor of any of the foregoing by, any other Third Party or governmental entity under the terms of any applicable laws or contracts, other than Regulatory Clearances, Final Regulatory Approvals and the filings related thereto contemplated by this Agreement.

         (f) Prior to the satisfaction of any condition to the obligation to purchase any securities pursuant to Section 11.2, the Common Stock to be purchased by Fresenius AG pursuant to Section 11.2 will be duly authorized by Licensor and, upon issuance and sale of such Common Stock to Fresenius AG against payment of the purchase price therefor as contemplated by Section 11.2, such Common Stock will be validly issued, fully paid and non-assessable. Assuming the continued accuracy and effectiveness of the representations of Fresenius AG in Sections 2 through 7 of
Article IV of the Securities Purchase Agreement, it is not necessary in connection with the issuance of the Common Stock to be issued pursuant to
Section 11.2 to register such Common Stock under the Securities Act of 1933, as amended, or to qualify the offer or sale of the Common Stock under the securities or Blue Sky law of any state.

     13.2 By the Fresenius Parties. Each Fresenius Party, for itself, represents and warrants to Licensor as follows:

         (a) Except as disclosed to Licensor in writing, there is no pending or, to its knowledge, threatened litigation against such Fresenius Party which alleges that such Fresenius Party's development, manufacture and sale of the Product would violate any intellectual property rights of any other person.

         (b) Such Fresenius Party has full right, power, and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of such Fresenius Party, and this Agreement has been duly and validly executed and delivered by such Fresenius Party and, upon due and valid execution by each of the other parties hereto, will constitute a legal and binding obligation of such Fresenius Party, enforceable against such Fresenius Party in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity.

         (c) The execution, delivery and performance of this Agreement by such Fresenius Party and the consummation of the transactions contemplated hereby by such Fresenius Party will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the constitutive documents or by-laws of such Fresenius Party, any material contract of such Fresenius Party, result in the imposition of any material encumbrance against any asset or properties of such Fresenius Party or, to the best of such Fresenius Parties' knowledge, violate, in any material respect, any law. To the best of such Fresenius Party's knowledge, the execution and delivery of this Agreement by such Fresenius Party and the consummation of any related or contemplated transactions by such Fresenius Party will not require filing or registration by such Fresenius Party with, the issuance of any permit or approval to such Fresenius Party by, or waiver in favor of such Fresenius Party of any of the foregoing by, any other Third Party or governmental entity under the terms of any applicable laws or contracts, other than Regulatory Clearances, Final Regulatory Approvals and the filings related thereto contemplated by this Agreement.

                                  ARTICLE 14

                                INDEMNIFICATION

     14.1  Indemnification for Product Liability and Similar Claims.

         (a) By Licensor. Licensor hereby agrees to indemnify and hold harmless the Fresenius Parties and their respective directors, officers, employees, Affiliates and agents from and against all liabilities, losses, damages, costs and expenses, including court or arbitral tribunal fees and costs, reasonable legal fees and expenses and amounts paid in settlement as permitted hereby (collectively, "Losses") arising out of or relating to:

              (i) any claim of bodily injury or similar claims in the nature of product liability resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition or shipment by Licensor of the Product;

              (ii) any claim of bodily injury or similar claims in the nature of product liability resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition or shipment by the Fresenius Parties and their respective, sublicensees, agents or distributors of the Product unless (x) Licensee, its sublicensees, agents and distributors have not manufactured, used, handled, stored, sold or otherwise disposed of and shipped the Product in accordance with the manufacturing and quality control specifications for such Product and other technical advice or information provided to the Fresenius Parties by Licensor and all applicable laws, rules and regulations and such injury or claim is attributable to such failure or (y) unless that the claim or injury is attributable to any Improvement made by the Fresenius Parties or any changes in the manufacturing or quality control specifications made by the Fresenius Parties, either with or without the approval of Licensor; and

              (iii) any misrepresentation made by Licensor herein, or any breach by Licensor of or failure by Licensor to perform its obligations under, this Agreement;

         (b) By the Fresenius Party. Fresenius Parties hereby agree jointly, and severally, to indemnify and hold harmless Licensor and its directors, officers, employees, Affiliates and agents from and against all Losses arising out of or relating to:

             (i) any claim of bodily injury or similar claims in the nature of product liability resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition or shipment by the Fresenius Parties and their respective sublicensees, agents or distributors of the Product other than in accordance with the manufacturing or quality control specifications for such Product in effect on the Effective Date and other technical advice or information provided to the Fresenius Parties by Licensor and all applicable laws, rules and regulations;

              (ii) claims arising from the sale and distribution of the Product by the Fresenius Parties (except to the extent that Licensor is obligated to indemnify the Fresenius Parties pursuant to Section 14.1(a) hereof); and

              (iii) any misrepresentation made by a Fresenius Party herein, or any breach by Fresenius of or failure by a Fresenius Party to perform its obligations under, this Agreement.

     14.2  Patent Indemnity.

         (a) By Licensor. Licensor hereby agrees to indemnify and hold harmless the Fresenius Parties and their respective directors, officers, employees, Affiliates and agents from and against:

              (i) all Losses (which, for all purposes of this Article 14, other than Section 14.1, shall include any running or other royalties or other payments, however characterized, paid under any agreement or arrangement entered into by the Fresenius Parties, or either of them, in connection with the settlement or other resolution of an Intellectual Property Claim (as defined below)) arising out of or relating to any claim made at any time by any Third Party of patent or trademark infringement or trade secret misappropriation in the Territory ("Intellectual Property Claim") by reason of the manufacture, use, handling, storage, sale or other disposition or shipment of the Product in the Territory by the Fresenius Parties, their respective sublicensees, agents or distributors utilizing or practicing the Patents, Trademarks or Know-How, which Losses are attributable to or caused by utilization or practice of the Patents, Trademarks or Know-How, provided that this indemnity shall not cover or apply to any Losses attributable to changes in the form of the Product as of the Effective Date or to any modification to the manufacturing process or the Product made by Licensee, whether or not such modification is approved by Licensor; and

              (ii) any Losses arising out of any Intellectual Property Claim by reason of the manufacture, use, handling, storage, sale or other disposition or shipment of the Product in the Territory by the Fresenius Parties, their respective sublicensees, agents or distributors utilizing any Improvement developed by Licensor, which Losses are caused by or attributable to such Improvement.

         (b) By the Fresenius Parties. The Fresenius Parties hereby agree, jointly and severally, to indemnify and hold harmless Licensor and its directors, officers, employees, Affiliates and agents from and against all Losses (which, for all purposes of this Article 14, other than Section 14.1, shall include any running or other royalties or other payments, however characterized, paid under any agreement or arrangement entered into by Licensor in connection with the settlement or other resolution of an Intellectual Property Claim) arising out of or relating to any Intellectual Property Claim by reason of the manufacture, use, handling, storage, sale or other disposition or shipment of the Product in the Territory by the Fresenius Parties, their respective sublicensees, agents or distributors utilizing any Improvement developed by a Fresenius Party or any changes in the manufacturing process made by any Fresenius Party, which Losses are caused by or attributable to such Improvement.

     14.3 Notice of Claim. In the event that a party entitled to indemnification hereunder (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person (a "Third Party") against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The failure promptly to give such notice or the failure of such notice to identify the Claim with sufficient particularity shall not relieve the Indemnifying Party of any of its indemnification obligations contained herein if the Indemnified Party has actually given written notice to the Indemnifying Party and has otherwise complied with the provisions of this
Article 14 except where, and solely to the extent that, such failure actually materially prejudices the rights of such Indemnifying Party.

     14.4 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall promptly make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information available to the Indemnified Party as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of 30 days (or any mutually agreed upon extension thereof) following such notice to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to arbitration as provided in Section 18.2.

     14.5 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense and with counsel of its choice satisfactory to the Indemnified Party, acting reasonably, to defend and, upon written request from the Indemnified Party, shall defend the Claim (including the negotiation and settlement thereof). If the Indemnifying Party elects or is required to assume such defense, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain separate counsel to act on its behalf, provided that the fees and disbursements of such separate counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential conflicting interests between them (such as the availability of different defenses). If the Indemnifying Party, having assumed such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of such defense and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference, without interest, to the Indemnifying Party.

     14.6 Settlement of Third Party Claims. If the Indemnifying Party does not elect to assume control of the defense of any Third Party Claim or, after request by the Indemnified Party, fails to do so, the Indemnified Party shall have (but shall not otherwise have) the exclusive right to contest, settle or pay the amount claimed and any Losses incurred by the Indemnified Party in connection with such contest, settlement or payment shall be conclusive as to the existence and amount of any liability of the Indemnifying Party to the Indemnified Party hereunder. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) no Indemnified Party shall be obligated to consent to any compromise or settlement that does not provide for a complete release of the Claim against the Indemnified Party, and (b) the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason other than the failure of such settlement to conform to the requirements of the preceding clause (a).

     14.7 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all correspondence, demands, pleadings and other relevant documentation promptly as it becomes available). The Indemnified Party and the Indemnifying Party shall each use all reasonable efforts to mitigate Losses arising out of any Claim for which indemnity is sought hereunder.

     14.8 Insurance. Licensor and the Fresenius Parties shall each maintain fire and extended risk insurance on their respective production facilities and insurance against product liability and risks relating to clinical trials. Maintenance of such insurance and the performance by a party of its obligations under this Section 14.8 shall not relieve the party under its indemnity obligations set out in this Agreement.

     14.9 Survival. This Article 14 shall survive any termination or expiration of this Agreement. In addition, any matter as to which an arbitration claim has been asserted in accordance with Article 18 that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this
Article 14 notwithstanding any applicable statute of limitations, which shall be tolled during the pendency of the arbitration proceeding, until such matter is finally terminated or otherwise resolved by the parties under this Agreement and any amounts payable hereunder are finally determined and paid.

                                  ARTICLE 15

                                CONFIDENTIALITY

     15.1 Maintenance of Confidentiality. Each party shall keep in strict confidence and secrecy all of the other's Confidential Information and shall not disclose the same to any person or firm whatsoever during the term of this Agreement or at any time for a period of five (5) years thereafter, unless such Confidential Information becomes public knowledge through no act or fault on the part of such party, except that any party may disclose Confidential Information or any part thereof:

         (a) to the FDA or a Territorial Regulator in connection with the development and implementation of the Clinical Trials Program or the conduct of any other clinical trials, a request for Regulatory Clearance or an application for Final Regulatory Approval, provided that each party agrees to use its reasonable efforts to secure confidential treatment of such information;

         (b) subject to the limitations set forth below, to its officers, directors, employees and agents for the purpose of performing its obligations hereunder; or

         (c) pursuant to compulsory legal process or as may otherwise be required by applicable law, but only after having made reasonable efforts to secure the court's or other appropriate governmental entity's order to (i) limit production, use and disclosure of said information for the purposes of the proceeding and to the narrowest class of disclosure practicable under the circumstances and (ii) hold all proceedings in camera with a sealed record.

Each party agrees to limit the above-contemplated disclosure of Confidential Information to only those of its directors, officers, employees and authorized agents whose need to know and whose access to such information is necessary for the proper discharge of such party's functions and responsibilities under this Agreement, and further agrees to take all reasonable safeguards so as to protect the secret and proprietary nature of such information and to prevent the unauthorized use, reproduction, disclosure or other dissemination thereof.
Prior to disclosing any Confidential Information of a party hereto, or any part thereof to any of its authorized agents, the party intending to make such disclosure shall obtain from each such person an agreement in which such person agrees to keep in strict confidence and secrecy all of the information disclosed to him or her under the provisions of this clause. Each party shall be responsible for the disclosure of any Confidential Information contrary to the provisions of this Article 15 by its directors, officers, employees and authorized agents.

     15.2 Exceptions. The provisions of this Article 15 shall not apply to the extent and upon the occurrence of any one of the following events: (a) the information is subsequently otherwise legally acquired by a party hereto from a Third Party whose disclosure thereof is not in any breach of any applicable confidentiality obligation; or (b) the information is in or comes into the public domain or is or becomes generally known in the industry otherwise than by a breach of this Agreement or any other applicable confidentiality obligation. In the event that any material disclosure under (a) or (b) occurs, Licensor or the Fresenius Parties (as applicable) shall after receiving knowledge thereof promptly notify the Fresenius Parties or Licensor (as applicable) of the occurrence of such event.

     15.3  Nondisclosure of Agreement.

         (a) Each party shall obtain the prior written consent of the other parties hereto, not to be unreasonably withheld or delayed, prior to disclosing any material information about this Agreement. Consent shall not be required, however, for disclosures to tax or regulatory authorities, provided, that in connection with such disclosure, each party agrees to use its reasonable efforts to secure confidential treatment of such information. Each party shall have the further right to disclose the terms of this Agreement without the other parties' prior written consent (i) as required by applicable law, including the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and the rules and regulations thereunder and the rules and regulations promulgated by the NASDAQ National Market, the NASDAQ SmallCap Market, the Frankfurt Stock Exchange, the Dusseldorf Stock Exchange or the Munich Stock Exchange, provided the disclosing party provides to the other party a copy of the information to be disclosed and, subject to the remainder of this Section 15.3, an opportunity to comment thereon not less than 5 business days (or such shorter period as may be available under applicable law) prior to such disclosure, and (ii) to underwriters, investment, merchant or commercial bankers, financial advisors, legal counsel and accountants in connection with due diligence investigations or audits of the party by any such person. Any copy of this Agreement required to be disclosed pursuant to item (a) of the preceding sentence shall be redacted to delete Relevant Product pricing and other Confidential Information to the maximum extent permitted by law or the rules of the organizations referred to therein as determined by Licensor (with respect to filings to be made by it) in its reasonable discretion without having any undue burden or delay in preparing any confidential treatment request or receiving confidential treatment from the U.S. Securities and Exchange Commission or by Fresenius AG (with respect to filings to be made by it) in its reasonable discretion without having any undue burden or delay in preparing any confidential treatment request or receiving confidential treatment from the German stock exchanges. If either party determines that a release of such information to the public other than as a result of the disclosure referred to above or to any regulatory authority is required by law it shall, to the extent practicable in light of legal requirements relating to such release, notify the other in writing as soon as practicable prior to the time of the proposed release. At the other party's request and before the release (if time permits under applicable law), the party seeking disclosure shall consult with the other on the necessity for the disclosure and the text of the proposed release.

         (b) In addition to the foregoing limitations on disclosure, each party shall obtain the other parties' written consent (not to be unreasonably withheld or delayed) prior to making or including any reference to or description of such other parties, this Agreement, any of the Schedules hereto, the terms hereof and thereof or the transactions contemplated hereby or thereby, in any prospectus, offering memorandum, road show presentation, press conference or presentation to investors or prospective investors; provided, however, that, absent any material change in the facts or circumstances relating to the subject matter of such disclosures, disclosures of information by a party in form and content substantially similar to disclosures previously approved in writing by the other parties shall not require new or additional prior written consent. The intended press release disclosing the transactions contemplated by this Agreement, which the parties hereby agree to, is attached hereto as Schedule H.

     15.4 Compliance with Confidentiality Obligations. Each party represents and warrants to the other that neither the execution and delivery of this Agreement by such party nor the performance of such party's obligations hereunder does or will conflict with or result in a breach or violation of any agreement or undertaking of confidentiality to which such party is a signatory or by which such party is bound.

     15.5 Injunction. Each party acknowledges that any violation by it of its obligations under this Article 15 may cause irreparable injury to the other party for which damages may not be adequate compensation. Therefore, in addition to all other remedies available at law or in equity, the non-violating party will be entitled to seek injunctive relief in the event of a violation or threatened violation of this Article 15 by the other party.

                                  ARTICLE 16

                              TERM AND TERMINATION

     16.1  Term.

         (a) Subject to the provisions for early termination contained herein (and, with respect to the Additional Non-U.S. Jurisdictions, subject to the provisions of Section 6.5), this Agreement shall remain in full force and effect until the later to occur of the 10th anniversary of the date on which Products for RA are first sold by Fresenius AG, Licensee or their Affiliates hereunder and (i) with respect to each country in the Territory which is a member of the European Union or the European Economic Area and in which any Patent is registered or has been applied for, until the date of expiration of the last of the Patents registered or applied for in that country, (ii) with respect to each country in the Territory which is a member of the European Union or the European Economic Area but in which no Patent is registered or been applied for, until the tenth anniversary of the date of the first commercial sale of the Product to a Third Party in that country, and (iii) with respect to each country in the Territory which is a member of neither the European Union nor the European Economic Area, until the date of expiration of the last of the Patents wherever registered or applied for in any country in the Territory.

         (b) If there is an Improvement or development relating to the Product which is the subject of a patent or patent application, then the term set out in clauses (i), (ii) and (iii) of Section 16.1(a) with respect to a country shall be extended as follows: (i) with respect to a country referred to in clause (i), until the later of the term otherwise set out in clause (i) with respect to such country or until the date of expiration of the last of such patents covering such Improvement or development registered or applied for in such country; (ii) with respect to a country referred to in clause (ii), until the later of the term otherwise set out in clause (ii) with respect to such country or until the date of expiration of the last of such patents covering such Improvement or development registered or applied for in such country; and (iii) with respect to a country referred to in clause (iii), until the later of the term otherwise set out in clause (iii) with respect to such country or until the date of expiration of the last or such patents covering such Improvement or development wherever registered or applied for in the Territory.

         (c) Upon the expiration of the term of this Agreement pursuant to
Section 16.1(a) or Section 16.1(b), this Agreement shall be automatically renewed for successive one-year periods on the terms and conditions set forth herein, and may be terminated upon not less than one-year's notice by Licensor or a Fresenius Party.

     16.2  Grounds for Early Termination.

         (a) This Agreement and all licenses granted hereunder may be terminated:

              (i) by either Licensor or the Fresenius Parties if the other party or parties shall have committed a "material breach or default" in the performance of its or their obligations hereunder;

              (ii) by either Licensor or the Fresenius Parties if the other party shall discontinue business or become bankrupt or insolvent, or apply for, or consent to the appointment of a trustee, receiver or liquidator of assets, or seek relief under any reorganization bankruptcy, insolvency or similar law for the aid of debtors, or take or permit to be taken any action under any such laws; or

              (iii) by the Fresenius Parties in the event of a change of control of Licensor (which, for purposes of this Article 16, shall be defined as sale of more than 50% of the outstanding voting securities of Licensor in one or more related transactions) as follows: in the event that Licensor receives any proposal of a Third Party to effect a change of control, Licensor shall provide the Fresenius Parties with prompt written notice thereof, and the Fresenius Parties shall have fifteen (15) days beginning on the first business day in Germany following receipt of such notice to provide Licensor with written notice of termination of this Agreement, contingent and effective upon the consummation of a change of control. In the event that the Fresenius Parties do not provide such termination notice within such fifteen (15) day period, the termination right set forth in this subsection (iii) with respect to such change of control shall expire and be of no further force or effect.

         (b) As used in this Agreement, a "material breach or default" shall mean a material misstatement or omission in any representation or warranty of a party to this Agreement or a breach or default in the performance of any agreement, covenant or obligation of a party hereto which in any such case

              (i) deprives or will deprive the other party of any material rights or benefits conferred on, received by, or intended to be conferred on or received by, such other party pursuant to this Agreement, or by virtue of the collaborative efforts contemplated hereby, or

              (ii) diminishes or will diminish any of such rights or benefits in any material respect,

and which in either case continues for a period of 60 days from the date written notice of such material breach or default is received by a party from the party claiming the existence of such material breach or default, provided that any payment default shall be curable within five (5) business days of a written notice of non-payment and of termination of this Agreement from the non-breaching party. Any late payment will bear interest from the date due until paid in full at a rate of twelve percent (12%) per annum.

         (c) The Fresenius Parties acknowledge that Licensor is making a substantial investment of working capital and assuming substantial risk in the commercial launch of the Product in the U.S. Territory and in the market acceptance of the Product for RA and that such risk is disproportionate to any financial risk being assumed by the Fresenius Parties prior to the exercise, if ever, of its option to purchase the Production Facility. The parties further acknowledge that they have no right to terminate this Agreement for convenience or for any reason other than those expressly set forth in this Section 16.2. Without limiting the generality of the foregoing, failure of the collaboration between the parties to achieve Net Sales or Profits by any date forecasted in any model, marketing plan or other plan or forecast prepared by either party that is not attributable to a material breach of a covenant by the other party shall not be grounds for termination of this Agreement, and any attempt by either party to terminate this Agreement not in accordance with this Section
16.2 will cause the other party substantial direct and consequential damages.

     16.3 Rights and Obligations Upon Termination. Upon termination of this Agreement pursuant to Section 16.2, except as otherwise expressly set forth in this Article 16 (including, without limitation, elsewhere in this Article 16), the licenses and sublicenses granted in this Agreement to the Fresenius Parties shall terminate, including all rights with respect to the Product in all versions and with any Improvements made solely by Licensor during the term of this Agreement granted hereunder shall terminate and the following terms and conditions shall apply:

         (a) for a period of one-hundred eighty (180) days following termination, the Fresenius Parties shall be permitted to continue to manufacture Product from existing work in process and to sell existing inventory of the Product, subject to the provisions of Articles 10 and 11, and Licensor shall have the option to purchase any inventory of finished Products remaining in the possession of any Fresenius Party at any time during such period at Cost of Goods Sold, upon written notice to such Fresenius Party;

         (b) except to the extent necessary to continue to sell the Product pursuant to this Section 16.3, the Fresenius Parties shall immediately turn over to Licensor all sales inquiries and unfilled orders;

         (c) the parties shall negotiate in good faith with respect to the assumption by the Licensor of the Fresenius Parties' obligations under any agreements obligating them to supply Product and or related Disposables to Third Parties;

         (d) each party shall make any payments then due hereunder to the other party that accrued prior to the effective date of termination;

         (e) the Licensor shall refrain from using the Confidential Information of the Fresenius Parties and the Fresenius Parties shall refrain from using the Confidential Information of the Licensor, in each case for the period specified in Section 15.1 hereof;

         (f) the Fresenius Parties shall cease using the Patents, Know-How and Trademarks in the Territory and shall deliver to the Licensor the Patents, Know-How and rights to Trademarks, except to the extent that any of such matters are required to be retained by the Fresenius Parties for the purposes of Section 16.3(a) above or Section 16.6 below, and; provided, however, that if applicable law or any regulation of any country in the Territory vests the Fresenius Parties with any property rights to any of the Patents or Trademarks, the Fresenius Parties shall, at Licensor's expense, co-operatively relinquish to the Licensor (or, if such relinquishment is not possible, grant to the Licensor, for the life of such Trademarks or Patents (including any Improvements), an exclusive royalty-free license for) any and all such rights; and

         (g) subject to Section 6.8 hereof, the parties shall negotiate in good faith with respect to the acquisition by Licensor of Regulatory Clearances and Final Regulatory Approvals for the Product in the Non-U.S. Territory and the consideration payable to the Fresenius Parties therefor.

     16.4  Certain Rights Upon Expiration or Termination.

         (a) The Licensor acknowledges that the Fresenius Parties shall have the right to continue to manufacture, have manufactured, use, distribute and sell the Product upon expiration of the term of this Agreement specified in Section 16.1, subject, however, to the payment to Licensor of a commercially reasonable Trademark royalty to be negotiated in good faith by the parties to the extent the Fresenius Parties desire to continue using the Trademark(s). The Fresenius Parties acknowledge that the Licensor shall have the right to manufacture, have manufactured, use, distribute and sell the Product in the Territory upon the expiration of the term of this Agreement specified in Section 16.1.

         (b) In the event that Licensor has obtained one or more licenses from Licensee or Fresenius AG under any Improvement(s) pursuant to Section 4.2 above, such licenses shall survive any termination or expiration of this Agreement. While it is Licensee's intent to enable Licensor to make or have made Product incorporating such Improvement(s) in the event of expiration or termination of this Agreement, Licensor acknowledges that Licensee and Fresenius AG shall not be obligated to license such Improvements to Licensor if:

              (i) It is deemed by Licensee and Fresenius AG, in its good faith judgment, that the technology embodied in such Improvement is integral to its core business of the I+H Division and is not effectively protected by patents or patent applications; and

              (ii) Licensee is willing to provide long-term supply of Product to Licensor and the Licensor Distributors in accordance with Section 16.6.

     16.5 Survival of Certain Rights and Obligations. The rights and obligations of the parties under the following provisions of this Agreement shall survive the expiration or any termination hereof:

         (a)  Section 8.2 with respect to notification of adverse drug events;

         (b)  Article 15 for the period set forth in Section 15.1.

         (c) Article 12 (excluding Section 12.3 thereof with respect to periods after the expiration or termination of this Agreement), provided that the right of access provided in Section 12.1 shall be limited to the records relating to Product manufactured at the Production Facility or at any other production facility utilized while this Agreement was in effect;

         (d)  Article 14;

         (e) Section 18.2 with respect to arbitration of any claims of non-performance of a party's obligations prior to expiration or termination of this Agreement or under any surviving provision referred to in this Section;

         (f) Article 17 with respect to obligations of Licensee under surviving provisions specified in this Section 16.5;

         (g)  Article 9;

         (h) Article 10 (to the extent that the Fresenius Parties are entitled to continue selling existing inventory of Products after termination in accordance with this Agreement);

         (i) Article 11 (to the extent of any license payment carry-overs permitted by this Agreement and/or to the extent that the Fresenius Parties are entitled to continue selling existing inventory of Products after termination in accordance with this Agreement);

         (j) Section 16.6;

         (k) any payment obligation hereunder accruing prior to expiration or termination; and

         (l) any other provision of this Agreement which states that it survives the expiration or termination of this Agreement.

     16.6 Post-Termination Supply Obligations. Upon termination of this Agreement for any reason, other than by Fresenius AG pursuant to Section 16.2(a)(i) or (ii), if the Fresenius Parties have exercised their option to purchase the Production Facility, the Fresenius Parties shall be obligated to continue to supply to Licensor and to all Licensor Distributors all of their requirements of Products (in the form that such Product was commercialized at the time of the termination, subject to any changes in the Product specifications or manufacturing or quality control procedures required under applicable law) for the period beginning on the effective date of termination of this Agreement and ending on the date Licensor or its Licensor Distributors shall have built or acquired a replacement manufacturing facility capable of manufacturing the Product and obtained all regulatory clearances necessary in order to manufacture the Product in the form then in patient use for commercial distribution ("Terminating Event"). The Fresenius Parties shall be required to continue to manufacture the Products in accordance with the manufacturing and supply terms set forth in this Agreement, including meeting all market demand through any necessary scale-up of manufacturing operations or other ongoing capital investment even if the Fresenius Parties could achieve a better rate of return or avoid losses by using its manufacturing capacity or its capital in other ways. Prior to commencing such scale-up, Licensor will commit either to
(i) purchase a commercially reasonable quantity of Product for a commercially reasonable period of time taking into account the nature and scope of the requested scale-up or (ii) finance the cost of such scale-up on commercially reasonable terms. All Product, and related Disposables, shall be supplied in accordance with Sections 6.7 through 6.9. Licensor shall be under no obligation to build or acquire any replacement manufacturing facility or to incur any expense to redesign the Product or any manufacturing process necessary for the production of the Product due to the inability of Licensor to use any Improvement owned by the Fresenius Parties that the Fresenius Parties refuse to license on a royalty-free or de minimis royalty basis. If the Fresenius Parties desire to terminate the manufacturing and supply arrangement hereunder, the Fresenius Parties shall give Licensor thirty-six (36) months' prior written notice and shall pay Licensor a cash amount equal [...***...].

-------------------
* Confidential Treatment Requested

If Licensor desires to terminate the manufacturing supply arrangement hereunder, it shall give the Fresenius Parties twelve (12) months prior written notice and shall continue to purchase Product exclusively from the Fresenius Parties during such twelve (12) month period. The Fresenius Parties acknowledge that Licensor may have ongoing ethical obligations to supply Product following termination of the supply arrangement hereunder and that, in any event, Licensor would be irreparably harmed if the Fresenius Parties discontinued the supply of Product prior to the Terminating Event. In the event of a breach by the Fresenius Parties of their obligations under this Section 16.6, the damages set forth above would not be adequate to compensate Licensee.

                                  ARTICLE 17

                                    GUARANTY

          In order to induce Licensor to enter into this Agreement and grant the Licenses and rights granted to Licensee hereunder, Fresenius AG hereby unconditionally, irrevocably and absolutely guaranties, as primary obligor and not merely as surety, the due and punctual performance and payment in full of all Obligations (as hereinafter defined) when the same shall be required to be performed or become due hereunder. The term "Obligations" includes any an all obligations of Licensee now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under or in connection with this Agreement. Fresenius AG waives any right to (a) require Licensor to proceed against Licensee; or (b) pursue any other remedy Licensor may have whatsoever. Fresenius AG further agrees to pay all costs and expenses, including, without limitation, attorneys' fees and related costs, at any time paid or incurred by Licensor in endeavoring to enforce this guaranty. This guaranty is absolute and unconditional and shall not be affected by any act or thing whatsoever, except as expressly provided herein. This guaranty is not an accommodation, but rather a material consideration bargained for by Licensor in agreeing to enter into the transactions contemplated by this Agreement. No modification or amendment of any provision of this guaranty shall be effective unless in writing and subscribed by a duly authorized officer of Licensor. If any provision of this guaranty or portion of such provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this guaranty or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this guaranty shall be valid and enforced to the fullest extent permitted by the law. Fresenius AG waives all defenses to payment or performance available to guarantors or sureties by virtue of being guarantors or sureties and that are not otherwise available to the primary obligor.

          In its performance of the foregoing guaranty, Fresenius AG shall be subject to all of the obligations of Licensee and Fresenius AG shall be entitled to assert any facts or circumstances constituting a material breach of this Agreement by Licensor or which would constitute a legal or equitable discharge of any Obligation of Licensee hereunder. The foregoing notwithstanding, Fresenius AG shall not be released or discharged from this guaranty by reason of any sublicensing, subcontracting or assignment permitted by this Agreement and, upon any such event, this guaranty shall continue in full force and effect.

                                  ARTICLE 18

                       GOVERNING LAW; DISPUTE RESOLUTION

     18.1 Governing Law. This Agreement, the legal relations between the parties and any claim instituted by any party with respect to matters arising under or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law doctrines, except (a) to the extent that matters relating to the internal affairs and corporate status of the parties are governed as a matter of controlling law by the law of the jurisdiction of incorporation of the parties, and (b) if any issue is to be determined by reference to the interpretation of GMP or other regulatory requirements in any country in the Territory and there is a conflict between the interpretation of GMP or such other regulatory requirements under New York law and the laws of such country, GMP or such other regulatory requirements shall be construed and interpreted in accordance with the law of such country. The parties expressly exclude the United Nations Convention on the International Sale of Goods.

     18.2 Arbitration. (a) Except as provided in Section 14,4 or Section 18.3, a party asserting the existence of any dispute or controversy arising out of or in connection with this Agreement (a "Dispute"), including any Dispute relating to the existence, materiality or cure of a claimed material breach, shall notify to the other parties to this Agreement in writing of the existence and subject matter of the Dispute. For a thirtyday period following such notification, the parties shall meet and negotiate in good faith to attempt the resolve the Dispute and shall escalate the dispute to the Chief Executive Officer of Licensor and the President of the I+H Division of Fresenius AG if resolution is not made within fifteen days. If such efforts do not resolve the Dispute within such thirty-day period, or if a Direct Claim is subject to arbitration pursuant to Section 14.4, the Dispute or Direct Claim shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association, and except (i) as provided in Section 18.3 or, (ii) for proceedings commenced to enforce an arbitration award, each party hereby irrevocably waives its right to commence any proceeding in any court with respect to any matter arising under this Agreement. Unless the parties otherwise agree, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third arbitrator shall be appointed jointly by the first two. The place of arbitration shall be New York, New York or such other location as the parties shall agree. The language of the arbitration shall be English. The parties shall be entitled to conduct discovery, which shall be limited by the arbitrators as to both time and scope in order to minimize expense and adverse impact on the operations of the parties. No arbitrator shall be an Affiliate, employee, officer or director of either party or of their respective Affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the Dispute or Direct Claim. The decision of the arbitrators shall be final and binding on the parties and their respective successors and assigns. The decision shall not be subject to appeal or judicial review except in circumstances of fraud. The prevailing party in any such arbitration shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result. Judgment upon the award granted by the arbitrator(s) may be entered in any court having jurisdiction over the relevant party or its assets.

     18.3 Enforcement. It is expressly agreed that a party will or would suffer irreparable injury if the other party were to commit any action in violation of
Article 15, Section 16.3(a)(vi) or Section 16.6 (but only in the case of breach by the Fresenius Parties) of this Agreement and/or fail to perform its or their obligations under such provisions, that money damages would be insufficient to remedy such injury, and that the party affected by or threatened with any such violation or non-performance shall, by reason of such violation or non-performance be entitled, in addition to any remedy available at law, to injunctive relief, specific performance or other equitable relief from a court of appropriate jurisdiction requiring the cessation or cure of any such actual or threatened violation or non-performance. Each party consents and stipulates to the entry of such injunctive relief, specific performance or other equitable relief in such a court against any such actual or threatened violation or non-performance.

                                  ARTICLE 19

                                 MISCELLANEOUS

     19.1 Force Majeure. In the case of Force Majeure preventing or hindering either party from performing its obligations under this Agreement or under the post-termination supply obligations contemplated by Section 16.6, except for the obligation to make payments when due, the party prevented or hindered from performing (the "Affected Party") may give written notice to the other (the "Non-Affected Party") containing reasonable particulars of the Force Majeure in question and the effect of such Force Majeure as it relates to the obligations of the Affected Party, and such Force Majeure shall not constitute a default under this Agreement, provided that the Affected Party works diligently to correct the reason for such delay, excuses performance by the Non-Affected Party during the period for such delay and reimburses the Non-Affected Party for any Losses incurred by the Non-Affected Party by reason of such delay. For the purpose of this Agreement, "Force Majeure" shall mean any of the following events beyond the control of the Affected Party:

         (a) lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;

         (b) substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the Affected Party;

         (c) strikes, lockouts or other industrial disturbances of the Affected Party;

         (d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

         (e) inability to obtain supplies necessary to manufacture the product at the Production Facility or inability to obtain transportation or electric power, water, fuel or other utilities, or services necessary to operate the Production Facility; and

         (f) any similar material event that is beyond the reasonable control of the Affected Party;

but shall not include the inability of either party to obtain financing or any other financial inability on the part of either party.

     19.2  Notices.

         (a) Any notice or other documents required or permitted to be given under this Agreement shall be in writing and shall be delivered, mailed by prepaid registered mail, return receipt requested, or sent by telecopy addressed to the party to whom it is to be given at the address shown below or at such other address or addresses as the party to whom such writing or document is to be given shall have last notified the other party in accordance with the provisions of this Section:

          If to Licensor, to it at:

          Cypress Bioscience, Inc
          4350 Executive Drive, Suite 325
          San Diego, CA  92121
          Attn: President
          Telecopy No.: (619) 452-1222

          With a copy to:

          Cooley Godward LLP
          4365 Executive Drive
          Suite 1100
          San Diego, CA  92121-2128
          Attn: Barbara Borden, Esq.
          Telecopy No.: (619) 453-3555

          If to Fresenius AG, to it at:

          Fresenius Aktiengesellschaft
          Adsorber Technology Division
          Attn:  Mr. Stefan Schulze
          Frankfurther Str. 6-8
          D-66606 St. Wendel
          Germany
          Telecopy No.: 011-49-6851-807444

          With copies to:

          Fresenius Aktiengesellschaft
          Law Department
          Attn: Roland Kirsten
          If by mail:        61346 Bad Homburg v.d.H.
                             Germany
          If by delivery:    Else-Kroner Strasse 1
                             61352 Bad Homburg
                             Germany
          Telecopy No.: 011-49-6172-608-2251

          and to:

          O'Melveny & Myers LLP
          Citicorp Center
          153 East 53rd Street
          New York, New York  10022-4611
          Attn: Ulrich Wagner, Esq.
          Telecopy No.: (212) 326-2061

          and if to Licensee, to it at:

          Fresenius Hemotechnology, Inc.
          110 Mason Circle, Suite A
          Concord, CA  94520-1238
          Attn: President


          With copies to Fresenius AG and O'Melveny & Myers LLP at their respective addresses set forth above.

          (b)  Any such notice or other document shall:

              (i) if delivered in person, be deemed to have been received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day thereafter in the place of receipt;

         (ii) if transmitted by telecopy, be deemed to have been received at the place of receipt on the next business day in the place of receipt, following the day of sending; and

         (iii) if mailed, be deemed to have been received at the place of receipt on the date which is 5 business days after the date of mailing.

     19.3 Attorneys' Fees. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action, in addition to any other relief to which such party shall be entitled.

     19.4 Assignment. Except as provided in Section 3.3 with respect to sublicensees and distributors, neither this Agreement nor any of the rights or duties of the parties hereunder shall be Assigned, transferred or conveyed by a party by operation of law or otherwise. Notwithstanding the foregoing, this Agreement may be assigned to a purchaser of the entire business or substantially all of the assets of Fresenius AG's I+H Division, without the prior written consent of Licensor, provided that the purchaser assumes in writing all of the obligations of Fresenius AG and Licensee hereunder. In addition, notwithstanding the foregoing, this Agreement may be assigned by Licensor to an Affiliate of Licensor or to a purchaser of all or substantially all of the assets of Licensor relating to the Product, provided that such purchaser assumes in writing all of the obligations of Licensor hereunder, and may be transferred by Licensor by operation of law in connection with a change of control of Licensor through a tender offer, merger, sale of equity securities or other similar transaction, subject only to the early termination provision set forth in Section 16.2(a)(iii) of this Agreement. Neither this Agreement nor any rights of a party hereunder shall enure to the benefit of any trustee in bankruptcy, receiver, creditor, liquidator or trustee of the business of such party without the prior written consent of the other party, which such other party may grant or withhold in its sole discretion. Except as provided in this Section or as referenced herein, no party shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be void and of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties.

     19.5 Entire Agreement. This Agreement, together with the Securities Purchase Agreement, the Asset Purchase Option Agreement, and the following additional agreements, each of even date herewith, between Licensor and Fresenius AG or from Licensor to Fresenius AG:

         (a)  Warrant to Purchase 400,000 Shares of Common Stock of Licensor;

         (b)  Registration Agreement;

         (c)  Master Agreement among Licensor, Licensee and Fresenius AG;

         (d)  Promissory Note;

         (e)  Security Agreement;

constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith, including but not limited to the Letter of Intent dated January 20, 1999 among Licensor, Licensee and Fresenius AG and the Confidentiality Agreement dated June 17, 1998 between Fresenius AG and Licensor.

     19.6 Modification and Amendment. Neither this Agreement nor any of the terms hereof or any exhibit hereto may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the parties hereto. No failure on the part of either party to exercise, no delay in exercising, no partial exercise of, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

     19.7 Headings. The descriptive headings of the Articles, Sections and Sections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19.8 Telecopy; Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed by telecopy, in one or more counterparts, and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. Any execution by telecopy shall be followed promptly by the delivery of signed original counterparts to the party or parties receiving the telecopy.

     19.9 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfil as closely as possible the original intent and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect

     19.10 Scope of Authority and Relationship. The relationship between the Fresenius Parties and Licensor is that of independent contractors and neither this Agreement nor any act of the parties hereunder or in accordance herewith creates or shall create any relationship of agency, master and servant, employment, partnership, or joint venturers between the parties hereto or between a party and the employees of the other. Neither the Fresenius Parties nor Licensor shall act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer, partner or representative of the other or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of the other.

     19.11 Cost of Operations. Except as expressly provided herein, all costs and expenses of whatever kind or nature incurred by either party hereto in the conduct of its operations or the performance of its responsibilities in connection with or pursuant to this Agreement shall be for the account of and shall be paid by such party, and such party shall not be entitled to reimbursement therefor from the other party hereto, whether upon the expiration or earlier termination of this Agreement or otherwise.

     19.12 Third Parties. Nothing in this Agreement, express or implied, is intended to confer or shall confer upon any persons other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than rights of indemnity under Article 14 in favor of the persons named therein.

     19.13 Performance by Subsidiaries. Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement

     19.14 Further Assurances. Each of the parties covenants and agrees that it and its successors and permitted assigns will execute such further reasonable documents and do and perform or cause to be done and performed such further and other reasonable acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

     19.15 Official Language. The parties understand and agree that this document has been prepared only in the English language and that the English language is the official language of this Agreement. No party to this Agreement will assert or allege that it did not understand each and every term of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to execute and deliver this Agreement as of the date first above written.

                            CYPRESS BIOSCIENCE, INC.

                         By:  /s/ Jay D. Kranzler
                              ---------------------------
                              Jay D. Kranzler, M.D.
                              President and Chief Executive Officer

                            FRESENIUS AKTIENGESELLSCHAFT

                         By:  /s/ Rainer Baule
                              ---------------------------
                              Rainer Baule
                              President, Intensive Care and
                              Hemotechnology Division
                              Member of the Managing Board

                         By:  /s/ Stefan Schulze
                              ---------------------------
                              Stefan Schulze
                              Executive Vice President


                            FRESENIUS HEMOTECHNOLOGY, INC.

                         By:  /s/ Dale Richardson
                              ---------------------------
                              Dale Richardson
                              President